EXHIBIT 4.14

$500,000,000.00

CREDIT AGREEMENT

Dated as of May 1, 2013

among

T-MOBILE USA, INC.,

as Borrower,

DEUTSCHE TELEKOM AG,

as a Lender,

the other Lenders party hereto from time to time,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent.

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5.7.	No Default	55
5.8.	Ownership of Property; Liens, etc.	55
5.9.	Intellectual Property	56
5.10.	Taxes	56
5.11.	Federal Regulations	56
5.12.	Labor Matters	56
5.13.	ERISA	56
5.14.	Investment Company Act	58
5.15.	[Reserved]	58
5.16.	Use of Proceeds	58
5.17.	Environmental Matters	58
5.18.	Accuracy of Information, etc.	59
5.19.	[Reserved]	59
5.20.	Solvency	59
5.21.	Maintenance of Properties	59

SECTION 6. CONDITIONS PRECEDENT		59

6.1.	Conditions to the Closing Date	59
6.2.	Conditions to Each Extension of Credit	60
6.3.	Confirmation by Agent and Lenders	60

SECTION 7. AFFIRMATIVE COVENANTS		61

7.1.	Financial Statements	61
7.2.	Certificates; Other Information	62
7.3.	Payment of Obligations	64
7.4.	Maintenance of Existence; Compliance	64
7.5.	Maintenance of Property; Insurance	64
7.6.	Inspection of Property; Books and Records; Discussions	65
7.7.	Notices	65
7.8.	Environmental Laws	65
7.9.	[Reserved]	66
7.10.	New Subsidiaries.	66
7.11.	Further Assurances	67
7.12.	ERISA Compliance	67
7.13.	Lender Meetings	67

SECTION 8. NEGATIVE COVENANTS		68

8.1.	[Reserved]	68
8.2.	Indebtedness	68
8.3.	Liens	72
8.4.	Fundamental Changes	72
8.5.	Disposition of Property	73
8.6.	Restricted Payments	73
8.7.	Modifications of Certain Debt Instruments	76

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8.8.	Transactions with Affiliates	76
8.9.	[Reserved]	78
8.10.	Hedge Agreements	78
8.11.	Changes in Fiscal Year	78
8.12.	Negative Pledge Clauses; Subsidiary Distributions.	78
8.13.	[Reserved]	81
8.14.	[Reserved]	81
8.15.	ERISA Compliance	81
8.16.	Environmental Matters	82
8.17.	Subsidiaries	82
8.18.	Financial Condition Covenant	82
8.19.	Lines of Business	82
8.20.	Compliance with Stockholder Agreement	83
8.21.	Change in Covenants When Certain Senior Notes Rated Investment Grade	83

SECTION 9. EVENTS OF DEFAULT		83

SECTION 10. THE ADMINISTRATIVE AGENT		86

10.1.	Appointment	86
10.2.	Delegation of Duties	86
10.3.	Exculpatory Provisions	86
10.4.	Reliance by Administrative Agent	87
10.5.	Notice of Default	87
10.6.	Non Reliance on Administrative Agent and Other Lenders	88
10.7.	Indemnification	88
10.8.	Agent in Its Individual Capacity	89
10.9.	Successor Administrative Agent	89
10.10.	The Administrative Agent Generally	89

SECTION 11. MISCELLANEOUS		90

11.1.	Amendments and Waivers	90
11.2.	Notices	91
11.3.	No Waiver; Cumulative Remedies	92
11.4.	Survival of Representations and Warranties	92
11.5.	Payment of Expenses	93
11.6.	Successors and Assigns; Participations and Assignments	94
11.7.	Adjustments; Set-off	97
11.8.	Counterparts	98
11.9.	Severability	98
11.10.	Integration	98
11.11.	GOVERNING LAW	98
11.12.	Submission To Jurisdiction; Waivers	98
11.13.	Acknowledgments	99
11.14.	Releases of Guarantees	99
11.15.	Confidentiality	100

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11.16.	[Reserved]	101
11.17.	WAIVERS OF JURY TRIAL	101
11.18.	Designation of Restricted and Unrestricted Subsidiaries	101
11.19.	USA PATRIOT Act	102
11.20.	Certain Regulatory Requirements	102

ANNEXES:

A	Pricing Grid
B	Revolving Commitments

SCHEDULES:

5.3	Governmental Requirements
5.4	Consents, Authorizations, Filings and Notices
5.8	Title; Liens
5.9	Intellectual Property

EXHIBITS:

A	Form of Guarantee Agreement
B	Form of Compliance Certificate
C	Form of Closing Date Certificate
D	Assignment and Assumption
E	Form of Revolving Credit Note
F	Forms of U.S. Tax Certificates
G	Form of Secretary’s Certificate

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CREDIT AGREEMENT, dated as of May 1, 2013, by and among T-MOBILE USA, INC., a Delaware corporation (the “Borrower”), DEUTSCHE TELEKOM AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), as the initial Lender, the other Lenders party hereto from time to time, and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Loans, from time to time, in an aggregate principal amount not in excess of $500,000,000 at any time outstanding, to be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes; and

WHEREAS, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, and for other consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

The term “Acquired Debt” does not include Indebtedness of a Person that is redeemed, defeased, retired or otherwise repaid at the time of, or immediately upon, consummation of the transactions by which such Person becomes a Restricted Subsidiary or acquires such asset, as the case may be.

“Adjustment Date” has the meaning given to such term in the Pricing Grid.

“Administrative Agent” has the meaning given to such term in the preamble to this Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Aggregate Exposure” means, with respect to any Lender at any time, an amount equal to the sum of the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement” means this Credit Agreement.

“Applicable Margin” means, for any day, with respect to any Base Rate Loan or Eurodollar Loan, the Applicable Margin with respect to such Loans as determined pursuant to the Pricing Grid.

“Applicable Reserve Requirement” means, at any time for any Eurodollar Loan, the maximum rate, expressed as a decimal, at which reserves (including, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Eurodollar Rate or any other interest rate of a Eurodollar Loan is to be determined, or (b) any category of extensions of credit or other assets which include Eurodollar Loans. A Eurodollar Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Asset Acquisition” means (a) an Investment by the Borrower (or any predecessor thereto) or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Borrower or shall be merged into or consolidated with the Borrower or any of its Restricted Subsidiaries, but only if (i) such Person’s primary business constitutes a Permitted Business and (ii) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Restricted Subsidiaries immediately prior to such Investment; or (b) an acquisition by the Borrower or any of its Restricted Subsidiaries of the Property of any Person other than the Borrower or any of its Restricted Subsidiaries that constitute all or substantially all of a division, operating unit or line of business of such Person, but only (i) if the Property so acquired constitutes a Permitted Business and (ii) the financial condition and results of operations of such Person are not already consolidated with those of the Borrower and its Restricted Subsidiaries immediately prior to such acquisition.

For the avoidance of doubt, the Merger shall be deemed to be an Asset Acquisition.

“Asset Disposition” means the sale or other disposition by the Borrower or any of its Restricted Subsidiaries other than to the Borrower or another Restricted Subsidiary of the Borrower of (a) all or substantially all of the Capital Stock owned by the Borrower or any of its Restricted Subsidiaries of any Restricted Subsidiary or of any Person that is a Permitted Joint Venture Investment or (b) all or substantially all of the assets that constitute a division, operating unit or line of business of the Borrower or any of its Restricted Subsidiaries.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries taken as a whole will be governed by Section 8.4 hereof and not by the provisions of Section 8.5 hereof; and

(2) the issuance of Equity Interests in any of the Borrower’s Restricted Subsidiaries or the sale by the Borrower or any Restricted Subsidiary thereof of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $100.0 million;

(2) a sale, lease, conveyance or other disposition of assets or Equity Interests between or among the Borrower and/or its Restricted Subsidiaries;

(3) an issuance or sale of Equity Interests by a Restricted Subsidiary of the Borrower to the Borrower or to a Restricted Subsidiary of the Borrower;

(4) the sale, lease, sublease, conveyance or other disposition of (a) assets, products, services or accounts receivable in the ordinary course of business, (b) equipment or other assets pursuant to a program for the maintenance or upgrading of such equipment or assets, or (c) any sale, conveyance or other disposition of damaged, worn-out, uneconomic or obsolete assets in the ordinary course of business;

(5) the sale, conveyance or other disposition of cash or Cash Equivalents;

(6) a surrender or waiver of contract rights or settlement, release or surrender of contract, tort or other claims in the ordinary course of business or a grant of a Lien not prohibited by this Agreement;

(7) a Restricted Payment that does not violate Section 8.6 hereof;

(8) arms-length sales, leases or subleases (as lessor or sublessor), sale and leasebacks, assignments, conveyances, transfers or other dispositions of assets or rights to a Person that is a Permitted Joint Venture Investment;

(9) licenses and sales of intellectual property or other general intangibles (other than FCC Licenses) in the ordinary course of business;

(10) a Permitted Investment;

(11) dispositions of assets to the ISIS Joint Venture;

(12) one or more sales, conveyances, leases, subleases, licenses, contributions, or other dispositions, assignments or transfers made as part of, or in connection with, the Towers Transaction; or

(13) the settlement or early termination of any Permitted Bond Hedge Transaction.

“Assignee” has the meaning given to such term in Section 11.6(b)(i).

“Assignment and Assumption” means an Assignment and Assumption, substantially in the form of Exhibit D or such other form acceptable to the Administrative Agent.

“Authorized Officer” means any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), chief financial officer or treasurer of any Group Member. Unless otherwise specified, all references herein to an Authorized Officer mean an Authorized Officer of the Borrower.

“Available Revolving Commitment” means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Base Rate” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. For purposes hereof: “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans” means Loans the rate of interest applicable to which is based upon the Base Rate.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that (a) in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time and (b) in the case of a “group” pursuant to Rule 13d-5(b)(1) of the Exchange Act which group includes one or more Permitted Holders (or one or more Permitted Holders is deemed to share Beneficial Ownership with one or more other persons of any shares of Capital Stock), (i) such “group” shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder and (ii) any person (other than such Permitted Holder) that is a member of such group (or sharing such Beneficial Ownership) shall be deemed not to have Beneficial Ownership of any shares held by such Permitted Holder (or in which any such Person shares beneficial ownership). The terms “Beneficially Owns”, “Beneficially Owned”, and “Beneficial Ownership” have corresponding meanings.

“Benefited Lender” has the meaning given to such term Section 11.7(a).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means:

(a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” has the meaning given to such term in the preamble to this Agreement.

“Borrower Credit Agreement Obligations” has the meaning given to such term in the Guarantee Agreement.

“Borrower Hedge Agreement Obligations” has the meaning given to such term in the Guarantee Agreement.

“Borrowing Date” means any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of October 3, 2012, as amended from time to time, by and among DT, T-Mobile Global Zwischenholding GmbH, T-Mobile Global Holding GmbH, the Borrower and MetroPCS Communications, Inc.

“Business Day” means: (a) any day except a Saturday, Sunday, or a legal holiday in the City of New York or Bonn, Germany or a day on which banking institutions located in such state or city are authorized or required by law, regulation or executive order to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Eurodollar Rate or any Eurodollar Loans, the term “Business Day” means any day that is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease”, as applied to any Person, means any lease of any Property by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations”, means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests, respectively; and

any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash” means liquid marketable securities, certificates of deposit, money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means:

(a) United States dollars;

(b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than two years from the date of acquisition;

(c) demand deposits, certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500,000,000 and a Thomson Bank Watch Rating of “B” or better at the time of deposit for any maturities other than demand maturities;

(d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above;

(e) commercial paper having one of the two highest ratings obtainable from a Rating Agency at the date of acquisition and, in each case, maturing within one year after the time of purchase;

(f) securities issued and fully guaranteed by any state, commonwealth or territory of the United States, or by any political subdivision or agency or instrumentality thereof, rated at least “A” by a Rating Agency at the date of acquisition and having maturities of not more than two years after the date of acquisition;

(g) auction rate securities rated at least “AA-” or “Aa3” by at Rating Agency at the date of acquisition and with reset dates of one year or less from the time of purchase;

(h) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (g) of this definition;

(i) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Restricted Subsidiaries, in money market funds, mutual funds or investment programs registered under the Investment Company Act of 1940, at least 90% of the portfolios of which constitute investments of the character, quality and maturity described in clauses (a) through (g) of this definition;

(j) in the case of any Person that is operating outside the United States or anticipates operating outside the United States within the next 12 months, any substantially similar investment to the kinds described in clauses (a) through (g) of this definition rated at least “P-2” by Moody’s or “A-2” by S&P or the equivalent thereof; and

(k) deposits or payments made to the FCC in connection with the auction or licensing of Governmental Authorizations that are fully refundable.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) other than any such disposition to a Restricted Subsidiary or a Permitted Holder;

(2) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(3) the consummation of any transaction (including any merger or consolidation), the result of which is that any “person” (as defined above) other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Parent (or its successor by merger, consolidation or purchase of all or substantially all of its assets or its equity), measured by voting power rather than number of shares;

(4) during any period of 12 consecutive months, a majority of the members of the Board of Directors or other equivalent governing body of the Borrower or Parent cease to be composed of individuals (i) who were members of that Board of Directors or equivalent governing body on the first day of such period, (ii) whose election or nomination to that Board of Directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, (iii) whose election or nomination to that Board of Directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that Board of Directors or equivalent governing body, or (iv) in the case of Borrower, whose election or nomination to that Board of Directors or equivalent governing body was approved by Parent;

(5) the Borrower ceases to be a direct or indirect Wholly Owned Subsidiary of Parent; or

(6) any “change of control” as defined in the Senior Notes Indentures;

provided, that the Transaction and other transactions pursuant to the Business Combination Agreement (including the changes to the Beneficial Ownership of the Voting Stock of Parent contemplated therein) shall not be a Change of Control.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

“Closing Date” means May 1, 2013.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment Fee Rate” means a rate per annum determined pursuant to the Pricing Grid.

“Commitment Period” means the period from and including the Closing Date to the Termination Date.

“Compliance Certificate” means a certificate duly executed by a Financial Officer substantially in the form of Exhibit B or such other form acceptable to the Administrative Agent.

“Conduit Lender” means any special purpose entity organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument, subject to the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld); provided, that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; and provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 4.9, 4.10, 4.11 or 11.5 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender or (b) be deemed to have any Revolving Commitment.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Interest Expense was deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including noncash impairment charges and any write-off or write-down or amortization of intangibles but excluding amortization of ordinary course prepaid cash expenses that were paid in a prior period) and other noncash expenses or charges (excluding any such noncash expense to the extent that it represents an ordinary course accrual of or reserve for cash expenses in any future period or amortization of any ordinary course prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other noncash expenses or charges were deducted in computing such Consolidated Net Income; plus

(4) any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (including all fees and expenses relating thereto), including (a) any fees, expenses and costs relating to the Towers Transaction, (b) any fees, expenses or charges related to any sale or offering of Equity Interests of such Person or Parent, any acquisition or disposition or any Indebtedness, in each case that is permitted to be incurred hereunder (in each case, whether or not successful), or the offering, amendment or modification of any debt instrument, including the offering, any amendment or other modification of the DT Notes or the Senior Notes; provided that

Consolidated Cash Flow shall not be deemed to be increased by more than $250.0 million in any twelve-month period pursuant to this clause (b), (c) any premium, penalty or fee paid in relation to any repayment, prepayment or repurchase of Indebtedness, (d) any fees or expenses relating to the Transaction and the offering, issuance and sale (in each case whether or not successful) of the DT Notes and the “Permitted MetroPCS Notes”, as defined in the Business Combination Agreement, and (e) restructuring charges, integration costs (including retention, relocation and contract termination costs) and related costs and charges; provided such costs and charges under this clause (e) shall not exceed $300.0 million in any twelve-month period, plus, for the first four years after the Closing Date, up to an additional $300.0 million in any twelve-month period related to the Transaction); plus

(5) New Market Losses, up to a maximum aggregate amount of $300.0 million in any twelve-month period; minus

(6) noncash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other noncash expenses of, a Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor will be added to Consolidated Net Income to compute Consolidated Cash Flow of the Borrower only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

For the avoidance of doubt, calculations of “Consolidated Cash Flow” of the Borrower for any period prior to the Closing Date for purposes of calculating the Debt to Cash Flow Ratio shall be on a pro forma basis as described in the last paragraph of the definition of “Debt to Cash Flow Ratio”.

“Consolidated Indebtedness” means, with respect to any Person as of any date of determination, the sum, without duplication, of (a) the total amount of Indebtedness of such Person and its Restricted Subsidiaries, plus (b) the total amount of Indebtedness of any other Person, to the extent that such Indebtedness has been Guaranteed by the referent Person or one or more of its Restricted Subsidiaries, plus (c) the aggregate liquidation value of all Disqualified Stock of such Person and all Preferred Stock of Subsidiaries of such Person, in each case, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of without duplication:

(1) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including amortization of debt issuance costs or original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of payments (if any) pursuant to Hedge Agreements); plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on that portion of Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon); plus

(4) the product of (a) all dividend payments on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, times (b) a fraction, the numerator of which is one and the denominator of which is one, minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal;

in each case, on a consolidated basis and in accordance with GAAP; excluding, however, any amount of such interest of any Restricted Subsidiary of the referent Person if the net income of such Restricted Subsidiary is excluded in the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Consolidated Net Income pursuant to clause (2) of the definition thereof). Notwithstanding the foregoing, if any lease or other liability is reclassified as indebtedness or as a Capital Lease Obligation due to a change in accounting principles or the application thereof after the Closing Date, the interest component of all payments associated with such lease or other liability shall be excluded from Consolidated Interest Expense.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the positive Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary that is not a Guarantor will be excluded solely for the purpose of determining the Restricted Payment Cap to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3) the effect of a change in accounting principles or in the application thereof (including any change to IFRS and any cumulative effect adjustment), in each case, will be excluded;

(4) unrealized losses and gains attributable to Hedge Agreements, including those resulting from the application of the Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 815, will be excluded; and

(5) any non-cash compensation charge or expense realized from grants of stock, stock appreciation or similar rights, stock option or other rights to officers, directors and employees will be excluded.

“Consolidated Subsidiaries” means, with respect to any Person, each other Person (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of such first Person in accordance with GAAP.

“Consolidated Total Assets” means, with respect to any Person, at any date of determination, the total assets of such Person and its Subsidiaries as set forth on the most recent balance sheet of such Person prepared in accordance with GAAP.

“Contribution Indebtedness” means, Indebtedness in an aggregate principal amount at any one time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge such Indebtedness, not to exceed 150% of the aggregate amount of all Net Equity Proceeds.

“Convertible Debt” means Indebtedness of the Borrower (which may be Guaranteed by the Guarantors) permitted to be incurred hereunder that is either (a) convertible or exchangeable into common stock of Parent (and Cash in lieu of fractional shares) and/or Cash (in an amount determined by reference to the price of such common stock) or (b) sold as units with call options, warrants or rights to purchase (or substantially equivalent derivative transactions) that are exercisable for common stock of Parent and/or cash (in an amount determined by reference to the price of such common stock).

“Credit Party” means the Administrative Agent and the Lenders.

“Debt to Cash Flow Ratio” means, with respect to any Person as of any date of determination, the ratio of (a) the Consolidated Indebtedness of such Person as of such date to (b) the Consolidated Cash Flow of such Person for the four most recent full Fiscal Quarters ending immediately prior to such date for which internal financial statements are available.

For purposes of making the computation referred to above:

(1) pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including the Merger and including giving pro forma effect to any related financing transactions and the application of proceeds of any Asset Disposition) that occur during such four-quarter period or subsequent to such four-quarter period but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated as if they had occurred and such proceeds had been applied on the first day of such four-quarter period;

(2) pro forma effect shall be given to asset dispositions and, asset acquisitions (including giving pro forma effect to any related financing transactions and the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary of the Borrower or has been merged with or into the Borrower (including MetroPCS Wireless, Inc.) or any Restricted Subsidiary during such four-quarter period or subsequent to such four-quarter period, but on or prior to the date on which the Debt to Cash Flow Ratio is to be calculated and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary, as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such four-quarter period;

(3) to the extent that the pro forma effect of any transaction is to be made pursuant to clause (1) or (2) above, such pro forma effect shall be determined in good faith on a reasonable basis by a responsible financial or accounting officer of the specified Person, whose determination shall be conclusive, as if the subject transaction(s) had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(4) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of (without duplication of clauses (1) and (2) above) prior to the date on which the Debt to Cash Flow Ratio is to be calculated, shall be excluded;

(5) any Person that is a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period; and

(6) any Person that is not a Restricted Subsidiary on the date on which the Debt to Cash Flow Ratio is to be calculated will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period.

For the avoidance of doubt, for any period commencing prior to the date that is four Fiscal Quarters after the Fiscal Quarter during which the Closing Date occurs, the Debt to Cash Flow Ratio shall be calculated giving pro forma effect to the Transaction as if the Transaction had occurred on the first day of the four Fiscal Quarter reference period.

“Default” means any of the events specified in Section 9 that is, or with the passage of time or the giving of notice, or both, would be, an Event of Default.

“Defaulting Lender” means, subject to Section 4.16, any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, or (ii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans when requested; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Designated Entity” means (i) Iowa Wireless Services LLC, a Delaware limited liability company, (ii) TMUS Assurance Corporation, a Hawaii corporation and any successor thereto, and (iii) any Designated Tower Entity.

“Designated Tower Entity” means any entity established solely or primarily for the limited purpose of holding wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets, and performing other activities incidental thereto or in connection with the Towers Transaction. For the avoidance of doubt, T-Mobile USA Tower LLC and T-Mobile West Tower LLC are each Designated Tower Entities.

“Discretionary Guarantor” has the meaning given to such term in Section 7.10.

“Disqualified Institution” means those institutions identified by the Borrower in writing to the Administrative Agent prior to the Closing Date as Disqualified Institutions.2

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable,

[2]

The following entities are to be deemed Disqualified Institutions: Sprint Nextel Corporation, SoftBank Corp., AT&T Inc., Cellco Partnership d/b/a Verizon Wireless, Leap Wireless International, Inc., United States Cellular Corporation, Dish Network Corporation, EchoStar Corporation, and Sound Point Capital Management LP, Icahn Enterprises and (i) any successors thereof or (ii) any affiliates thereof which control 10% or more of the voting stock thereof.

pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the Termination Date; provided that any class of Capital Stock of such Person that, by its terms, requires such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock, and that is not convertible, puttable or exchangeable for cash, Disqualified Stock or Indebtedness, will not be deemed to be Disqualified Stock, so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that the Borrower may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 8.6. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Dollars” and “$” mean dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“DT” has the meaning given to such term in the preamble to this Agreement.

“DT Entities” means DT or any of its Subsidiaries (other than Parent, the Borrower or any of their Subsidiaries).

“DT Notes” means $1,250,000,000 principal amount of the Company’s Senior Reset Notes due 2019, $1,250,000,000 principal amount of the Company’s Senior Reset Notes due 2020, $1,250,000,000 principal amount of the Company’s Senior Reset Notes due 2021, $1,250,000,000 principal amount of the Company’s Senior Reset Notes due 2022, $600,000,000 principal amount of the Company’s Senior Reset Notes due 2023, $1,250,000,000 principal amount of the Company’s 6.464% Senior Notes due 2019, $1,250,000,000 principal amount of the Company’s 6.542% Senior Notes due 2020, $1,250,000,000 principal amount of the Company’s 6.633% Senior Notes due 2021, $1,250,000,000 principal amount of the Company’s 6.731% Senior Notes due 2022 and $600,000,000 principal amount of the Company’s 6.836% Senior Notes due 2023.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Approved Fund, and (b) any commercial bank, insurance company, investment or mutual fund or other entity, that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans, provided that a natural person shall not be an Eligible Assignee.

“environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” means any and all applicable Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources,

in effect at any time, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statutes, and all regulations and guidance promulgated thereunder.

“ERISA Affiliate” means each trade or business (whether or not incorporated) which, together with Borrower or any of its Subsidiaries, would (at any relevant time) be deemed to be a “single employer” within the meaning of section 4001(b)(1) of ERISA or subsections (b), (c), (m) or (o) of section 414 of the Code; provided that during any period in which all of the Lenders are DT Entities, no DT Entity shall be considered an “ERISA Affiliate” of Borrower or its Subsidiaries.

“ERISA Event” means: (a) a Reportable Event, (b) the withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under section 4041 of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, (e) receipt of a notice of withdrawal liability pursuant to Section 4202 of ERISA or (f) any other event or condition which would be reasonably likely to constitute grounds under section 4042 of ERISA for the termination of, or appointment of a trustee to administer, any Plan.

“Eurodollar Loans” means Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate” means, with respect to each day during an Interest Period for a Eurodollar Loan, the rate per annum obtained by dividing (and rounding up to the next whole multiple of 1/100 of 1%) (a) the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on LIBOR01 of the Reuters screen as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period by (b) an amount equal to (i) one minus (ii) the Applicable Reserve Requirement. In the event that such rate does not appear on LIBOR01 of the Reuters screen (or otherwise on such screen), clause (a) of the “Eurodollar Rate” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent or, in the absence of such availability, then clause (a) of the Eurodollar Rate will be replaced by another rate of interest which the Administrative Agent shall determine in its reasonable discretion represents a comparable rate of interest for such Interest Period in Dollars at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period. If the Administrative Agent decides that another rate of interest is to replace clause (a) of the Eurodollar Rate, the Administrative Agent will notify the Borrower in writing promptly after making such decision.

“Eurodollar Tranche” means the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Event of Default” means each of the conditions or events set forth in Section 9.

“Excepted Liens” means:

(a) Liens for Taxes, assessments or other governmental charges, claims or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP;

(b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves are maintained in accordance with GAAP;

(c) landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other similar Liens, arising by operation of law or otherwise in the ordinary course of business;

(d) (i) banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository institution, and (ii) Liens, deposits (including upfront payments, down payments and other deposits with the FCC) or pledges to secure the performance of bids, tenders, trade or governmental contracts, leases, licenses, statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(e) Liens arising by reason of a judgment, attachment, decree or court order, to the extent covered by a bond or to the extent not otherwise resulting in an Event of Default, and any Liens that are required to protect or enforce any rights in any administrative, arbitration or other court proceedings in the ordinary course of business;

(f) survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(g) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower or any of its Subsidiaries in the ordinary course of business covering only the Property under lease (plus improvements and accessions to such Property and proceeds or distributions of such Property and improvements and accessions thereto);

(h) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 8.2(m), covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) acquired with, or financed by, such Indebtedness;

(i) Liens on Property (including Capital Stock) existing at the time of acquisition of the Property by the Borrower or any Subsidiary of the Borrower, covering only the assets (including the proceeds thereof, accessions thereto and upgrades thereof) so acquired; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(j) Liens on Property of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any Subsidiary of the Borrower; provided that such Liens were in existence prior to such acquisition, merger or consolidation and not incurred in contemplation of such merger or consolidation and do not extend to any assets (other than proceeds of such Property, accessions thereto and upgrades thereof) other than those of the Person that becomes a Restricted Subsidiary or is merged into or consolidated with the Borrower or such Subsidiary;

(k) (i) Liens contained in purchase and sale agreements or lease agreements limiting the transfer of assets pending the closing of the transactions contemplated thereby or the termination of the lease, respectively, (ii) spectrum leases or other similar lease or licensing arrangements contained in, or entered into in connection with, purchase and sale agreements, and (iii) Liens relating to deposits or escrows established in connection with purchase and sale agreements;

(l) Liens existing on the Closing Date (including Liens on the assets of MetroPCS Wireless, Inc. and its Subsidiaries existing immediately prior to the Merger);

(m) Liens securing Indebtedness and other obligations under Indebtedness permitted by Section 8.2(g), (n) and clause (i) of Section 8.2(o) hereof, provided that any secured Permitted Refinancing Indebtedness incurred in respect of Indebtedness or other obligations previously secured pursuant to this clause (m) will be treated as Indebtedness secured pursuant to this clause (m) in making any determination as to whether additional Indebtedness or other obligations may be secured pursuant to this clause (m);

(n) Liens to secure any Permitted Refinancing Indebtedness permitted under this Agreement; provided, however, that: (i) the new Lien shall be limited to all or part of the same Property or type of Property that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien that secured the Indebtedness being refinanced (plus improvements and accessions to such Property and proceeds or distributions of such Property and upgrades and replacements thereof); and (ii) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount of Indebtedness being refinanced, or, if greater, committed amount of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(o) Liens that may be deemed to exist by virtue of contractual provisions that restrict the ability of the Borrower or any of its Subsidiaries from granting or permitting to exist Liens on their respective assets;

(p) Liens in favor of the trustee under any indenture (as provided for therein) or administrative agent under any credit agreement (as provided for therein) on money or Property held or collected by the trustee or administrative agent thereunder in its capacity as trustee or administrative agent;

(q) Liens on Cash or Cash Equivalents securing (i) workers’ compensation claims, self-insurance obligations, unemployment insurance or other social security, old age pension, bankers’ acceptances, performance bonds, completion bonds, bid bonds, appeal bonds, indemnity bonds, specific performance or injunctive relief bonds, surety bonds, public liability obligations, or other similar bonds or obligations, or securing any guarantees or letters of credit functioning as or supporting any of the foregoing, in each case incurred in the ordinary course of business, (ii) letters of credit required to be issued for the benefit of any Person or Persons that control a Permitted Joint Venture Investment to secure any put right for the benefit of such Person or Persons controlling the Permitted Joint Venture Investment; or (iii) reimbursement obligations under letters of credit incurred in the ordinary course of business;

(r) Liens on and pledges of the Equity Interests of any Unrestricted Subsidiary or any Person that is a Permitted Joint Venture Investment owned by the Borrower or any Restricted Subsidiary to the extent securing Non-Recourse Debt or other Indebtedness of such Unrestricted Subsidiary or Person;

(s) Liens with respect to obligations that do not exceed at any time the greater of $500,000,000 and 1.0% of the Borrower’s Consolidated Total Assets, as determined on the date of incurrence of such Liens after giving pro forma effect to such incurrence and the application of any proceeds of any Indebtedness secured by such Liens (for the avoidance of doubt, any Liens once incurred pursuant to this clause (r) shall be deemed permitted for all time).

(t) Liens in favor of the Borrower or any Guarantor;

(u) Liens securing any Hedge Agreement entered into by the Borrower or any of its Restricted Subsidiaries as permitted by this Agreement;

(v) Liens on Cash relating to escrows established for an adjustment in purchase price or liabilities or indemnities relating to Asset Sales (or any sale, assignment, transfer, conveyance or other disposition of any Property described in clauses (1)-(13) of the exclusions set forth in the definition of Asset Sale);

(w) any interest or title of a lessor, licensor or sublicensor in the Property subject to any lease, license or sublicense entered into in the ordinary course of business;

(x) Liens arising under operating agreements, Joint Venture agreements, partnership agreements, contracts for sale and other agreements arising in the ordinary course of business that are customary in the business of the Borrower and its Subsidiaries, and applicable only to the assets that are the subject of such agreements or contracts;

(y) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(z) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(aa) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(bb) Liens securing any arrangement for treasury, depositary or cash management services provided to the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(cc) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements;

(dd) Liens securing the Obligations; and

(ee) Liens, if any, incurred in connection with the Towers Transaction.

“Excluded Indebtedness” means all Indebtedness incurred pursuant to Section 8.2.

“Excluded Taxes” means, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any other Loan Party under this Agreement or any other Loan Document, (a) Taxes imposed on or measured by its overall net income (however denominated) and franchise Taxes imposed on it (in lieu of net income Taxes) by a jurisdiction (or any political subdivision thereof) as a result of such Lender or other recipient being organized or having its principal office or, in the case of a Lender, its applicable lending office, in such jurisdiction, or as a result of a present or former connection between the recipient and the taxing jurisdiction or any political subdivision thereof (other than a connection arising solely from such Lender or other recipient entering into, delivering, performing its obligations under, enforcing, receiving payments under, receiving or perfecting a security interest under or engaging in any other transaction pursuant to this Agreement or any other Loan Document), (b) any branch profits Taxes imposed by the United States and any similar Tax imposed by any other jurisdiction described in clause (a), (c) any U.S. Federal withholding Tax imposed pursuant to any Requirement of Law in effect at the time such Lender or other recipient becomes a party hereto (or designates a new lending office other than pursuant to a request by the Borrower under Section 4.12), except to the extent that such Lender or other recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax pursuant to Section 4.10(a), (d) any withholding Tax resulting from such Lender’s or other recipient’s failure to comply with Section 4.10(e) and (e) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” means (a) Indebtedness of the Borrower and its Subsidiaries in existence on the Closing Date, until such amounts are repaid, (b)(1) the Senior Notes in existence on the Closing Date (and any exchange notes relating thereto) and the Loans, and (2) all other Indebtedness of MetroPCS Wireless, Inc. and its Subsidiaries in existence on the Closing Date that was not incurred in violation of the terms of the Business Combination Agreement as in effect as of the Closing Date, in each case until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of the Borrower or a senior officer of the Borrower, which determination shall be conclusive.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement, and any amendment or successor provisions that are substantively comparable and which do not impose criteria that are materially more onerous than those contained in such Sections, and any regulations or official interpretations thereof.

“FCC” means the United States Federal Communications Commission and any successor agency that is responsible for regulating the United States telecommunications industry.

“Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Borrower.

“First Merger” means the merger of MetroPCS, Inc. with and into MetroPCS Wireless, Inc. with MetroPCS Wireless, Inc. as the surviving Person, as contemplated by, and pursuant to, the Business Combination Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Parent and its Subsidiaries ending on December 31 of each calendar year.

“Fitch” means Fitch Inc., a Subsidiary of Fimalac, S.A., and its successors.

“Foreign Subsidiary” means any Subsidiary of Parent other than a Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia, or any direct or indirect subsidiary thereof.

“Funding Office” means the office of the Administrative Agent specified in Section 11.2 or such other office as may be specified from time to time by the Administrative Agent as its funding office by written notice to the Borrower and the Lenders.

“GAAP” means generally accepted accounting principles as in effect on the Closing Date. At any time, the Borrower may elect to apply IFRS accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP (or parts of the Accounting Standards Codification or “ASC”) shall thereafter be construed to mean IFRS (except as otherwise provided in this Agreement); provided that any such election, once made, shall be irrevocable; provided further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include Fiscal Quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. The Borrower shall give notice of any such election made in accordance with this definition to the Administrative Agent.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof, including, but not limited to, the FCC, or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent, permission, consent order or consent decree of or from any Governmental Authority.

“Governmental Requirement” means any applicable law, statute, code, ordinance, order, determination, rule, regulation, common law, judgment, decree, injunction, franchise, Governmental Authorization, certificate, or other directive or requirement, whether now or hereinafter in effect, including, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Group Members” means the collective reference to the Borrower and the Subsidiary Guarantors.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantee Agreement” means the Guarantee Agreement executed and delivered by each Loan Party dated as of the Closing Date, a form of which is attached hereto as Exhibit A.

“Guarantee Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases or dividends (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term “Guarantee Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith, which determination shall be conclusive.

“Guarantors” means Parent and each Subsidiary of the Borrower that is a party to the Guarantee Agreement as of the Closing Date, and any other Subsidiary of Parent that becomes party to the Guarantee Agreement after the Closing Date, and, in each case, their respective successors and assigns, until such Person’s guarantee of the Obligations under the Loan Documents has been released in accordance with the provisions of this Agreement.

“Hazardous Materials” means any chemical, material waste or substance, exposure to which is, or which is otherwise, prohibited, limited or regulated by any Governmental Authority or Environmental Law, or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Property or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedge Agreement” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“IFRS” means the international accounting standards promulgated by the International Accounting Standards Board and its predecessors, as adopted by the European Union, as in effect from time to time.

“Immaterial Subsidiary” means any Subsidiary of the Borrower that at any time has less than $100.0 million in Consolidated Total Assets; provided that the aggregate Consolidated Total Assets of all Immaterial Subsidiaries shall not at any time exceed $300.0 million.

“Indebtedness” means, with respect to any specified Person, without duplication, (a) any indebtedness of such Person, whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any Property or services due more than six months after such Property is acquired or such services are completed, except any such balance that constitutes an accrued expense or a trade payable or escrow for obligations, including indemnity obligations; or

(6)	in respect of Hedge Agreements permitted under this Agreement; and

(b) any financial liabilities recorded in respect of the upfront proceeds received in connection with the Towers Transaction,

in each case, if and only to the extent any of the preceding items (other than letters of credit and indebtedness in respect of Hedge Agreements) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (i) all Indebtedness of others, of the types described above in clauses (a)(1) through (a)(6), secured by a Lien on any asset of the specified Person (even if such indebtedness is not assumed by the specified Person) but limited to the lesser of (x) the Fair Market Value of such assets at the date of determination and (y) the amount of Indebtedness of the other Person so secured) and (ii) to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person, of the types described above in clauses (a)(1) through (a)(6). Indebtedness shall also include any Disqualified Stock of the Borrower and any Preferred Stock of any Subsidiary Guarantor; provided that the principal amount of any such Indebtedness will be deemed to be equal to the liquidation preference of such Disqualified Stock or Preferred Stock, and the maturity of any such Indebtedness will be deemed to be any mandatory redemption date (including any such mandatory redemption at the option of the holder) of such Disqualified Stock or Preferred Stock. Notwithstanding the foregoing, the following shall not constitute Indebtedness: (1) accrued expenses and trade accounts payable arising in the ordinary course of business; (2) any indebtedness that has been defeased in accordance with GAAP or defeased pursuant to the deposit of Cash (in an amount sufficient to satisfy all obligations relating thereto at maturity or redemption, as applicable, including all payments of interest and premium, if any) in a trust, escrow or account created or pledged for the sole benefit of the holders of such indebtedness, and in accordance with the other applicable terms of the instrument governing such indebtedness; (3) any obligation arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such obligation is extinguished within five Business Days of its incurrence; and (4) any obligation arising from any agreement providing for indemnities, Guarantees, escrows, purchase price adjustments, holdbacks, contingency payment obligations based on the performance of the acquired or disposed assets or similar obligations (other than Guarantees of Indebtedness) incurred by any Person in connection with the acquisition or disposition of assets. For purposes of clause (a)(6) above and clause (n) of Section 9, the principal amount of Indebtedness in respect of Hedge Agreements shall equal the amount that would be payable (giving effect to netting) at such time if such Hedge Agreement were terminated. Notwithstanding the foregoing, in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles or the application thereof after the Closing Date be deemed to be Indebtedness for any purpose under this Agreement.

“Indemnified Liabilities” has the meaning given to such term in Section 11.5.

“Indemnitee” has the meaning given to such term in Section 11.5.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date” means: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Loan is outstanding and the final maturity date of such Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day that is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, and (d) as to any Loan the date of any repayment or prepayment made in respect thereof.

“Interest Period” means, as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months (or, with the consent of each Lender at such time, nine or twelve months) thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent no later than 10:00 A.M., New York City time, on the date that is three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) the Borrower may not select an Interest Period that would extend beyond the Termination Date; and

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

“Investment” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees), advances (excluding commission, entertainment, travel, drawing accounts and similar advances to directors, officers and employees made in the ordinary course of business and excluding the purchase of equipment, Property or accounts receivables created or acquired in the ordinary course of business) or capital contributions, and purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities. If the Borrower or any of its Restricted Subsidiaries sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Borrower such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Borrower, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of Section 8.6(b) hereof. The acquisition by the Borrower or any of its Subsidiaries of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of Section 8.6(b) hereof. The amount of any Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade” means

(1) with respect to Moody’s (or any successor company acquiring all or substantially all of its assets), a rating of Baa3 (or its equivalent under any successor rating category of Moody’s) or better;

(2) with respect to S&P (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of S&P) or better;

(3) with respect to Fitch (or any successor company acquiring all or substantially all of its assets), a rating of BBB- (or its equivalent under any successor rating category of Fitch) or better; and

(4) if any Rating Agency ceases to exist or ceases to rate the Senior Notes for reasons outside of the control of the Borrower, the equivalent investment grade credit rating from any other nationally recognized statistical rating organization selected by the Borrower as a replacement agency.

“ISIS Joint Venture” means Amended and Restated LLC Agreement of JVL Ventures, LLC dated October 1, 2010, as amended.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Lenders” means DT and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, in each case other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption; provided, that unless the context otherwise requires, each reference herein to the Lenders shall be deemed to include any Conduit Lender.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement and any lease in the nature thereof.

“Loan Documents” means this Agreement, the Guarantee Agreement, the Notes, and any fee letters entered into with the Administrative Agent.

“Loan Parties” means the collective reference to Borrower and the Guarantors.

“Loans” has the meaning given to such term in Section 3.1(a).

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (a) the business, assets, property, financial condition, or results of operations of Borrower and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Merger” means the merger of MetroPCS Wireless, Inc. with and into the Borrower with Borrower as the surviving Person, pursuant to the Business Combination Agreement.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Multiemployer Plan” means any employee pension benefit plan, as described in Section 3(2) of ERISA which is a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA, to which the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate maintains, administers, makes or is obligated to make contributions, or at any time during the six consecutive year period ending on the date hereof maintained, administered, made or was obligated to make contributions.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Net Cash Proceeds” means: (a) with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by the Borrower or any of its Restricted Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (A) income, sales, gains, transfer or other Taxes payable by the seller as a result of such Asset Sale, (B) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (C) any amounts to be set aside in any reserve established in accordance with GAAP or any amount placed in escrow, in either case for adjustment in respect of the sale price of such properties or assets or for liabilities associated with such Asset Sale and retained by the Borrower or any of its Restricted Subsidiaries until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall include the amount of the reserve so reversed or the amount returned to the Borrower or its Restricted Subsidiaries from such escrow arrangement, as the case may be, (D) all legal, accounting, tax advisor, and investment banking fees, sales commissions, brokers or finders fees, employee severance costs, and any relocation expenses incurred as a result of the Asset Sale, and (E) all distributions and other payments required to be made to minority interest holders in Subsidiaries as a result of such Asset Sale; and (b) with respect to any issuance or sale of Capital Stock or issuance or incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, tax advisor fees, other professional fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Equity Proceeds” means the Net Cash Proceeds received by the Borrower since the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock).

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock accretion or dividends, excluding however:

(1)	any gain (or loss), together with any related provision for taxes on such gain (or loss) realized in connection with : (a) dispositions of assets (other than in the ordinary course of business); or (b) the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (or loss).

“New Market” means the collective reference to any wireless telephone markets other than the metropolitan areas of Las Vegas, Nevada; Los Angeles, San Francisco and Sacramento, California; Detroit, Michigan; Dallas/Fort Worth, Texas; Tampa/Sarasota, Orlando, Miami and Jacksonville, Florida; Atlanta, Georgia; Philadelphia, Pennsylvania; New York, New York; Boston, Massachusetts; and Hartford, Connecticut.

“New Market Losses” means, for any period, to the extent such losses were deducted in computing such Consolidated Net Income during the applicable period, an amount equal to any extraordinary loss plus any net loss (without duplication) realized by the Borrower or any of its Restricted Subsidiaries incurred in connection with construction, launch and operations in any New Market for such period, so long as such net losses are incurred on or prior to the fourth anniversary after the initial commencement of commercial operations in the applicable New Market.

“Non-Consenting Lender”: as defined in Section 11.1(b).

“Non-Excluded Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made under this Agreement or any other Loan Document and (b) Other Taxes.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither the Borrower nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), subject to customary “bad-boy” exceptions, (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.

“Notes” means the collective reference to any promissory note evidencing Loans.

“Obligations” means the collective reference to the unpaid principal of and interest on the Loans and all other obligations and liabilities of the Borrower (including, interest accruing at the then applicable rate provided hereunder after the maturity of the Loans and interest accruing at the then applicable rate provided herein after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) to the Administrative Agent or any Lender (or former Administrative Agent or Lender), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, or the other Loan Documents, or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, fees, indemnities, costs, expenses or otherwise (including, all fees and disbursements of counsel to the Administrative Agent or to the Lenders that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Optional Prepayment” has the meaning given to such term in Section 4.1.

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes, charges or levies arising from any payment made hereunder or from the execution, delivery, perfection of any security interest under or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Parent” means T-Mobile US, Inc., a Delaware corporation (formerly known as MetroPCS Communications, Inc.), and its successors and assigns.

“Participant” has the meaning given to such term in Section 11.6(c)(i).

“Patriot Act” has the meaning given to such term in Section 11.19.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) on Parent’s common stock purchased by the Borrower in connection with the issuance of any Convertible Debt; provided that the purchase price for such Permitted Bond Hedge Transaction, does not exceed the Net Cash Proceeds received by the Borrower from the sale of such Convertible Debt issued in connection with the Permitted Bond Hedge Transaction.

“Permitted Business” means those businesses in which the Borrower and its Subsidiaries were engaged on the Closing Date, or any business similar, related, incidental or ancillary thereto or that constitutes a reasonable extension or expansion thereof, or any business reasonably related to the telecommunications industry, and the acquisition, holding or exploitation of any license relating to the delivery of those services.

“Permitted Holder” means (i) DT and (ii) any direct or indirect Subsidiary of DT.

“Permitted Investments” means:

(a) any Investment in the Borrower or any Restricted Subsidiary of the Borrower;

(b) any Investment in Cash or Cash Equivalents;

(c) any Investment by the Borrower or any Subsidiary in a Person, if as a result of such Investment: (i) such Person becomes a Restricted Subsidiary of the Borrower; or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary of the Borrower;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or any sale, assignment, transfer, conveyance or other disposition of any Property described in clauses (1)-(13) of the exclusions set forth in the definition of Asset Sale) that was not prohibited by Section 8.5;

(e) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Borrower or Equity Interests of Parent;

(f) any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or upon enforcement of any Lien in favor of the Borrower or any Restricted Subsidiary; or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g) Investments related to Hedge Agreements;

(h) loans or advances to employees or directors made in the ordinary course of business of the Borrower or any Restricted Subsidiary of the Borrower in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(i) advances and prepayments for asset purchases in the ordinary course of business in a line of business permitted by Section 8.19;

(j) Investments existing on the Closing Date, and Investments held by MetroPCS Wireless, Inc., the Borrower, and their Subsidiaries immediately prior to the Merger;

(k)(1) Permitted Joint Venture Investments and (2) other Investments in any Person other than an Affiliate of the Borrower (excluding any Person that is an Affiliate of the Borrower solely by reason of Parent’s ownership, directly or indirectly, of Equity Interests, or control, of such Person or which becomes an Affiliate as a result of such Investment), to the extent such Investment under (1) or (2) has an aggregate Fair Market Value that, when taken together with all other Investments made pursuant to this clause (k) (in each case, measured on the date each such Investment was made and without giving effect to subsequent changes in value), does not exceed 12.5% of the Consolidated Total Assets of the Borrower and its Subsidiaries on the date of such Investment;

(l) accounts receivable arising in the ordinary course of business;

(m) [reserved];

(n) Investments in a Person primarily engaged in a Permitted Business having an aggregate Fair Market Value, when taken together with all other Investments made pursuant to this clause (n) since the Closing Date that are at that time outstanding, not to exceed $250,000,000 (with the Fair Market Value of each Investment being measured on the date each such Investments was made and without giving effect to subsequent changes in value);

(o) deposits, upfront payments, down payments or other payments required to be made with the FCC in connection with the auction or licensing of Governmental Authorizations;

(p) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of (i) the Senior Notes, or (ii) any Indebtedness that is pari passu with the Senior Notes;

(q) Investments in the ISIS Joint Venture having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) since the Closing Date that are at any time outstanding, not to exceed $300.0 million;

(r) Guarantees permitted under Section 8.2 and incurred after the consummation of the Merger;

(s) Permitted Bond Hedge Transactions which constitute Investments;

(t) any Investment deemed made from time to time pursuant to Section 11.18 in connection with a Specified Unrestricted Subsidiary Designation, in an amount equal to the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiaries designated as Unrestricted Subsidiaries pursuant to such Specified Unrestricted Subsidiary Designation, but only to the extent not in excess of the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such designated Subsidiaries as of the Closing Date (for this purpose, it shall be assumed, as regards to Investments in any Designated Tower Entity, that all wireless communications sites, towers, and related contracts, equipment, improvements, real estate, and other assets of the Borrower and its Subsidiaries subject to the Towers Transaction that are contemplated to be transferred to the Designated Tower Entities in accordance with the terms of the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of the Closing Date, had been transferred to the Designated Tower Entities, whether or not all such transfers have in fact then taken place, but disregarding any transfers of assets not part of the Towers Transaction as contemplated in the Towers Transaction Agreements as in effect as of the Closing Date); and

(u) any other Investments made in connection with the Towers Transaction, as contemplated in the Towers Transaction Agreements as in effect as of the Closing Date.

Notwithstanding any other provision to the contrary, no Permitted Investment shall be deemed to be a Restricted Payment. In the event that an Investment meets the criteria of more than one of the categories or subcategories described in the clauses above, the Borrower will be permitted to classify all or a portion of such Investment on the date it is made, or later reclassify all or a portion of such Investment, in any manner that complies with this definition.

“Permitted Joint Venture Investment” means, with respect to any specified Person, Investments in any other Person engaged in a business permitted by Section 8.19 of which at least 40% of the outstanding Capital Stock of such other Person is at the time owned directly or indirectly by the specified Person.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1) payments to Parent to permit Parent to pay reasonable accounting, legal, investment banking fees and administrative expenses of Parent when due; and

(2) for so long as Borrower is a member of a group filing a consolidated or combined tax return with Parent, payments to Parent in respect of an allocable portion of the tax liabilities of such group that is attributable to Borrower and its Subsidiaries (“Tax Payments”). The Tax Payments shall not exceed the lesser of (i) the amount of the relevant tax (including any penalties and interest) that Borrower would owe if Borrower were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Borrower and such Subsidiaries from other taxable years and (ii) the net amount of the relevant tax that Parent actually owes to the appropriate taxing authority.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Borrower or any of its Restricted Subsidiaries (a) issued in exchange for, or the net proceeds of which are used to extend, renew, refund, refinance, replace, defease, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to or a deferral or renewal of ((a) and (b) above, collectively, a “Permitted Refinancing”), any other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness) in a principal amount not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Permitted Refinancing) the lesser of:

(i) the principal amount of the Indebtedness so refinanced (plus the amount of accrued interest and premium, if any, paid in connection therewith), and

(ii) if the Indebtedness being refinanced was issued with any original issue discount, the accreted value of such Indebtedness (as determined in accordance with GAAP) at the time of such Permitted Refinancing;

in each case, except to the extent that any such excess principal amount (or accreted value, as applicable) would be then permitted by other provisions of Section 8.2 hereof; provided, that such excess principal amount of Indebtedness shall be deemed to be incurred under such other provision.

Notwithstanding the preceding, no Indebtedness will be deemed to be Permitted Refinancing Indebtedness, unless:

(1) such Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced;

(2) if the Indebtedness being refinanced is Subordinated Indebtedness, such Indebtedness is contractually subordinated or otherwise junior in right of payment to, the Obligations, on terms at least as favorable to the holders of the Obligations as those contained in the documentation governing the Indebtedness being refinanced at the time of the Permitted Refinancing; and

(3) such Indebtedness is incurred by the Borrower or the Subsidiary who is the obligor on the Indebtedness being refinanced, or a Restricted Subsidiary of such obligor.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA that is not a Multiemployer Plan, that is subject to Title IV of ERISA, Section 302 or 303 of ERISA or Section 412 or 430 of the Code and that (a) is currently or hereafter sponsored, maintained or contributed to by the Borrower, a Subsidiary or an ERISA Affiliate or (b) was at any time during the six consecutive year period ending on the date hereof, sponsored, maintained or contributed to by the Borrower or a Subsidiary or an ERISA Affiliate.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or payments upon liquidation.

“Pricing Grid” means the pricing grid attached hereto as Annex A.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Qualified Counterparty” means, with respect to any Specified Hedge Agreement or any Specified Cash Management Agreement (as defined in the Guarantee Agreement), any counterparty thereto that, at the time such Specified Hedge Agreement or Specified Cash Management Agreement was entered into, was a Lender, an Affiliate of a Lender, the Administrative Agent or an Affiliate of the Administrative Agent.

“Rating Agency” means each of Moody’s, S&P, Fitch and, if any of Moody’s, S&P or Fitch ceases to exist or ceases to rate the Senior Notes for reasons outside of the control of the Borrower, any other nationally recognized statistical rating organization selected by the Borrower as a replacement agency.

“Register” has the meaning given to such term in Section 11.6(b)(iv).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Remedial Work” has the meaning given to such term in Section 7.8(a)(iv).

“Reportable Event” means any of the events set forth in Section 4043 of ERISA, other than those events as to which the thirty-day notice period is waived under PBGC Reg. § 4043.

“Required Lenders” means, at any time, the holders of more than 50% of the Total Revolving Commitments then in effect or, if the Revolving Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” means, (a) the declaration or payment of any dividend or the making of any other payment or distribution on account of the Borrower or any of its Restricted Subsidiaries’ Capital Stock (including, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Capital Stock in their capacity as such (other than dividends or distributions payable in Capital Stock (other than Disqualified Stock) of the Borrower and other than dividends or distributions payable to the Borrower or a Restricted Subsidiary); (b) the purchase, redemption or other acquisition or retirement for value (including, in connection with any merger or consolidation involving the Borrower) of, any Capital Stock of the Borrower or any direct or indirect parent by the Borrower or any of its Restricted Subsidiaries; (c) any payment on or with respect to, or purchase, redemption, defeasement or other acquisition or retirement for value of any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries), except a payment of interest or principal at the stated maturity thereof or in connection with a Permitted Refinancing thereof; or (d) any Restricted Investment.

“Restricted Payment Cap” means, as of the date of any determination thereof, the sum of:

(a) 100% of the Consolidated Cash Flow of the Borrower for the period (taken as one accounting period) from and after the Closing Date to the end of the Borrower’s most recently ended Fiscal Quarter for which internal financial statements are available at the time of such Restricted Payment, less the product of 1.4 times the Borrower’s Consolidated Interest Expense for the same period; plus

(b) 100% of the aggregate net cash proceeds, and the Fair Market Value of any property other than cash, in each case received by the Borrower after the Closing Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Borrower that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower); plus

(c) to the extent that any Restricted Investment that was made after the Closing Date, or any Restricted Investment that was made by MetroPCS Wireless, Inc. or any of its Restricted Subsidiaries after November 3, 2006 and prior to the Closing Date (provided that, and solely to the extent that, such Restricted Investment made prior to the Closing Date, at the time made, reduced the amount that would be calculated pursuant to clause (g) below), is sold for Cash or Cash Equivalents, or otherwise is liquidated or repaid for Cash or Cash Equivalents, after the Closing Date, an amount equal to such Cash and Cash Equivalents; plus

(d) to the extent that any Unrestricted Subsidiary of the Borrower is redesignated as a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Borrower’s Investment in such Subsidiary as of the date of such redesignation, other than to the extent such Investment constituted a Permitted Investment; plus

(e) 100% of any cash dividends or cash distributions, and the Fair Market Value of any property other than Cash, in each case actually received directly or indirectly by the Borrower or a Restricted Subsidiary of the Borrower that is a Guarantor after the Closing Date from an Unrestricted Subsidiary of the Borrower, in each case, to the extent that such dividends, cash distributions or other property were not otherwise included in the Consolidated Net Income of the Borrower for such period and other than to the extent such Investment constituted a Permitted Investment; minus

(f) the aggregate amount of any Net Equity Proceeds taken into account for purposes of incurring Indebtedness pursuant to clause (p) of Section 8.2 after the Closing Date; plus

(g) the amount that would be calculated immediately prior to the consummation of the Merger on the Closing Date pursuant to clause (3) of the second paragraph of Section 4.07(a) of the Supplemental Indentures governing the Borrower’s (as successor by merger to MetroPCS Wireless, Inc.) 7-7/8% Senior Notes due 2018 and 6-5/8% Senior Notes due 2020, as in effect immediately prior to the execution of the Fifth and Sixth Supplemental Indentures on December 14, 2012 (provided, that any calculation of cumulative Consolidated Cash Flow and Consolidated Interest Expense in sub-clause (A) of such clause (3) shall include (x) the Borrower’s last Fiscal Quarter ending prior to the Closing Date, and (y) the period from the beginning of the Borrower’s Fiscal Quarter during which the Closing Date occurs to the Closing Date, in each case, if internal financial statements are available for such period at the time of calculation, even if they are not available immediately prior to the consummation of the Merger on the Closing Date).

“Restricted Subsidiary” of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary. If not otherwise expressly stated, the term “Restricted Subsidiary” shall refer to a Restricted Subsidiary of the Borrower.

“Revolving Commitment” means as to any Lender, the obligation of such Lender, to make Loans in an aggregate principal not to exceed the amount set forth under the heading “Revolving Commitment” on Annex B or in the Assignment and Assumption pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof.

“Revolving Extensions of Credit” means, as to any Lender at any time, an amount equal to the sum of the aggregate principal amount of all Loans held by such Lender then outstanding.

“Revolving Percentage” means, as to any Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the Total Revolving Commitments (or, at any time after the Revolving Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Loans then outstanding constitutes of the aggregate principal amount of the Loans then outstanding).

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, and its successors.

“SEC” means the U.S. Securities and Exchange Commission or any successor Governmental Authority.

“Secured Indebtedness” means, with respect to any specified Person, any Indebtedness (other than Indebtedness consisting of surety, construction, performance and other similar bonds or letters of credit, in each case that would not appear as indebtedness on a consolidated balance sheet prepared in accordance with GAAP) of such Person that is secured by a Lien on the assets of such Person (in the case of Indebtedness of a Loan Party, other than any such Liens that are in favor of another Loan Party), plus any Indebtedness of any other Person to the extent that such Indebtedness is secured by a Lien on the assets of the specified Person (but if such Indebtedness is not assumed by the specified Person, limited to the lesser of (i) the Fair Market Value of such assets at the date of determination and (ii) the amount of Indebtedness of the other Person so secured).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Notes” means the Borrower’s (i) 7 7/8% Senior Notes due 2018, (ii) 6 5/8% Senior Notes due 2020, (iii) 6.25% Senior Notes due 2021, (iv) 6.625% Senior Notes due 2023 and the DT Notes. For purposes of this definition, “Borrower” includes the Borrower, as successor by merger to MetroPCS Wireless, Inc.

“Senior Notes Indentures” means (i) the Indenture, dated as of September 20, 2010, among the Borrower, each of the guarantors party thereto, and Wells Fargo Bank, N.A., as Trustee, as supplemented by First Supplemental Indenture thereto, dated as of September 20, 2010, the Third Supplemental Indenture thereto, dated as of December 23, 2010, and the Fifth Supplemental Indenture thereto, dated as of December 14, 2012, governing the Borrower’s 7-7/8% Senior Notes due 2018; (ii) the Indenture, dated as of September 20, 2010, among the Borrower (as successor by merger to MetroPCS Wireless, Inc.), each of the guarantors party thereto, and Wells Fargo Bank, N.A., as Trustee, as supplemented by Second Supplemental Indenture thereto, dated as of September 20, 2010, the Fourth Supplemental Indenture thereto, dated as of December 23, 2010, the Sixth Supplemental Indenture thereto, dated as of December 14, 2012, governing the Borrower’s 6-5/8% Senior Notes due 2020, and the Seventh Supplemental Indenture thereto dated as of May 1, 2013; (iii) the Indenture, dated as of March 19, 2013, among the Borrower (as successor by merger to MetroPCS Wireless, Inc.), each of the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, as supplemented by the First Supplemental Indenture thereto, governing the Borrower’s 6-1/4% Senior Notes due 2021, and the Second Supplemental Indenture thereto, governing the Borrower’s 6-5/8% Senior Notes due 2023, each dated as of March 19, 2013, the Third Supplemental Indenture thereto, dated as of April 29, 2013, and the Fourth Supplemental Indenture thereto, dated as of May 1, 2013; and (iv) the Base Indenture, dated as of April 28, 2013, among the Borrower, each of the guarantors party thereto and Deutsche Bank Trust Company Americas, as Trustee, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture, the Seventh Supplemental Indenture, the Eighth Supplemental Indenture, the Ninth Supplemental Indenture and the Tenth Supplemental Indenture thereto, each dated as of April 28, 2013, and by the Eleventh Supplemental Indenture thereto, dated as of May 1, 2013. For purposes of this definition, “Borrower” includes the Borrower, as successor by merger to MetroPCS Wireless, Inc.

“Senior Officer” means any individual holding the position of chief executive officer, president, chief financial officer or chief operating officer of any Group Member. Unless otherwise specified, all references herein to a Senior Officer mean a Senior Officer of the Borrower.

“Significant Subsidiary” means any Restricted Subsidiary that as of the end of the most recent Fiscal Quarter for which financial statements are available, would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Exchange Act of 1934, as amended, as such regulation was in effect on the Closing Date.

“Solvent” means, with respect to any Person, that as of the date of determination, both (i) (a) the sum of such Person’s Indebtedness (including contingent liabilities) does not exceed the present fair saleable value of such Person’s present assets; (b) such Person’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date or with respect to any transaction contemplated herein to be undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that would reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Hedge Agreement” means any Hedge Agreement (a) entered into by (i) the Borrower or any of its Subsidiaries and (ii) any Qualified Counterparty, as counterparty and (b) that has been designated by such Qualified Counterparty and the Borrower, by notice to the Administrative Agent, as a Specified Hedge Agreement; provided, that (i) subject to Section 11.14, obligations of the Borrower or any Subsidiary under any Specified Hedge Agreement shall be guaranteed pursuant to the Guarantee Agreement and (ii) any release of Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Specified Hedge Agreements. The designation of any Hedge Agreement as a Specified Hedge Agreement shall not create in favor of any Qualified Counterparty that is a party thereto any rights in connection with the management or release of the obligations of any Guarantor under the Guarantee Agreement except as provided in Section 11.14.

“Specified Indebtedness” means any Indebtedness of the Borrower in a principal amount of $250 million or more.

“Specified Unrestricted Subsidiary Designation” has the meaning assigned to such term in Section 11.18 hereof.

“Subordinated Indebtedness” means any unsecured Indebtedness of the Borrower or a Subsidiary Guarantor, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment), prior to the Termination Date (it being understood that any required offer to purchase such Indebtedness as a result of a change of control or asset sale shall not violate the foregoing restriction) and the payment of principal and interest of which and other obligations of the Borrower or such Subsidiary in respect thereof are subordinated to the prior payment in full of the Obligations on terms and conditions satisfactory to the Administrative Agent. Notwithstanding the fact that intercompany Indebtedness permitted by Section 8.2(c) is contractually subordinated to the Obligations pursuant to the Subordinated Intercompany Note, such intercompany Indebtedness shall not constitute “Subordinated Indebtedness.”

“Subordinated Intercompany Note” means the promissory note dated as of the Closing Date, evidencing Indebtedness owed by any Group Member to the Borrower and the Subsidiaries of the Borrower party thereto.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantor” means, collectively, the Guarantors that are Subsidiaries of the Borrower.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed by any Governmental Authority, including any interest, additions to tax or penalties imposed with respect thereto.

“Termination Date” means the Business Day prior to the fifth anniversary of the Closing Date.

“Total Revolving Commitments” means, at any time, the aggregate amount of the Revolving Commitments then in effect. The amount of the Total Revolving Commitments is $500,000,000 as of the Closing Date.

“Total Revolving Extensions of Credit” means, at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

“Towers Transaction” means the transactions contemplated by the Towers Transaction Agreements.

“Towers Transaction Agreements” means: (i) the Master Agreement, dated as of September 28, 2012 (as the same may be amended, modified, or supplemented from time to time), among the Borrower, Crown Castle International Corp., a Delaware corporation, and certain subsidiaries of the Borrower; and (ii) each of the other transaction documents entered into in connection therewith or contemplated thereby, as they may be amended, modified or supplemented from time to time.

“Transaction” means (i) the Merger, (ii) the First Merger, (iii) the offering of all DT Notes, the “Permitted MetroPCS Notes”, and the incurrence of this “TMUS Working Capital Facility”, as defined in the Business Combination Agreement, (iv) the refinancing of Existing Indebtedness on or prior to the Closing Date, (v) the “Cash Payment” and the “MetroPCS Reverse Stock Split”, each as defined in the Business Combination Agreement, and (vi) all other transactions consummated in connection therewith.

“Type” means, as to any Loan, its nature as a Base Rate Loan or Eurodollar Loan.

“U.S. Tax Certificate” has the meaning given to such term in Section 4.10(e)(ii)(D).

“United States” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Borrower that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that:

(1) except as permitted by Section 8.8 hereof, such Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are, taken as a whole, no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(2) such Subsidiary does not hold any Liens on any property of Parent, the Borrower or any of its Restricted Subsidiaries; and

(3) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Borrower or any of its Restricted Subsidiaries, except to the extent that such guarantee or credit support would be released upon such designation.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, of any specified Person, a Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person. Except if expressly otherwise specified, Wholly Owned Subsidiary means a Wholly Owned Subsidiary of the Borrower.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation,” (ii) the word “incur” shall be construed to mean incur, create, issue, assume, or become liable in respect of (and the words “incurred” and “incurrence” shall have correlative meanings), and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including Cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, and (iv) references to agreements or other Material Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Material Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time (subject to any applicable restrictions hereunder).

(c) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) The expressions, “payment in full,” “paid in full” and any other similar terms or phrases when used herein with respect to the Obligations shall mean the payment in full, in immediately available funds, of all the Obligations.

(f) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to Lenders pursuant to Sections 7.1(a) and 7.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 7.1(c), if applicable). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders, which shall not be unreasonably conditioned, withheld or delayed); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 2. [RESERVED]

SECTION 3. AMOUNT AND TERMS OF REVOLVING COMMITMENTS

3.1. Revolving Commitments. (a) Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Loans”) to the Borrower from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the amount of such Lender’s Revolving Commitment. During the Commitment Period the Borrower may use the Revolving Commitments by borrowing, prepaying and reborrowing the Loans in whole or in part, all in accordance with the terms and conditions hereof. The Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 3.2 and 4.3 and subject to the limitations therein.

(b) The Borrower shall repay all outstanding Loans on the Termination Date.

3.2. Procedure for Borrowing. The Borrower may borrow under the Revolving Commitments during the Commitment Period on any Business Day; provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 12:00 P.M., New York City time, three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans or Base Rate Loans), specifying (i) the amount and Type of Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Period therefor. Each borrowing under the Revolving Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $25,000,000 or a whole multiple of $1,000,000 in excess thereof. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 P.M., New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower on such Borrowing Date by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. Notwithstanding anything to the contrary herein, if all of the Lenders are DT Entities, the Borrower may not request, and the Lenders shall have no obligation to provide, borrowings in the form of Base Rate Loans without the prior written consent of the Required Lenders for each such borrowing.

3.3. [Reserved]

3.4. [Reserved]

3.5. Commitment Fees, etc. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Closing Date to the last day of the Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates previously agreed to in writing by the Borrower and the Administrative Agent.

(c) Within one Business Day following the Closing Date, the Borrower shall pay to DT, in immediately available funds, a fee for its commitments hereunder in the amount of $2,500,000.00, which fee shall not be subject to reduction by way of setoff or counterclaim and will not be refundable under any circumstances.

3.6. Termination or Reduction of Revolving Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Commitments or, from time to time, to reduce the amount of the Revolving Commitments; provided that no such termination or reduction of Revolving Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Commitments. Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple thereof, and shall reduce permanently the Revolving Commitments then in effect.

SECTION 4. GENERAL PROVISIONS APPLICABLE TO LOANS

4.1. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans in whole or in part, without premium or penalty (“Optional Prepayment”), except as provided below, upon notice delivered to the Administrative Agent no later than 12:00 P.M., New York City time, three Business Days prior thereto in the case of Eurodollar Loans and no later than 12:00 P.M., New York City time, one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify (a) the date and amount of prepayment, and (b) whether the prepayment is of Eurodollar Loans or Base Rate Loans; provided that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 4.11. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. Partial prepayments of Loans shall be in an aggregate principal amount of $10,000,000 or a whole multiple thereof (in the case of Base Rate Loans) or $10,000,000 or a whole multiple thereof (in the case of Eurodollar Loans).

4.2. [Reserved]

4.3. Conversion and Continuation Options.

(a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, on the Business Day preceding the proposed conversion date; provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto; and, provided further, that, if all of the Lenders are DT Entities, the Borrower may not convert Eurodollar Loans to Base Rate Loans without the prior written consent of the Required Lenders for each such conversion. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election no later than 11:00 A.M., New York City time, three Business Days preceding the proposed conversion date (which notice shall specify the length of the initial Interest Period therefor); provided that no Base Rate Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided that no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso then such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period (unless all of the Lenders are DT Entities, in which case such Loans shall be automatically converted on the last day of such then expiring Interest Period to Eurodollar Loans with an Interest Period of one month or to Base Rate Loans, as decided by the Required Lenders in their sole discretion). Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

4.4. Limitations on Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions and continuations of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof and (b) no more than ten Eurodollar Tranches shall be outstanding at any one time.

4.5. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c)(i) If all or a portion of the principal amount of any Loan shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 4.5 plus 200 basis points, and (ii) if all or a portion of any interest payable on any Loan or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 200 basis points, in each case, with respect to clauses (i) and (ii) above, from the date of such nonpayment until such amount is paid in full (as well after as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date; provided that interest accruing pursuant to paragraph (c) of this Section 4.5 shall be payable from time to time on demand.

4.6. Computation of Interest and Fees. (a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Applicable Reserve Requirement shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower or any Lender, deliver to the Borrower or such Lender, as applicable, a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 4.5.

4.7. Inability to Determine Interest Rate. If prior to the first day of any Interest Period,

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received written notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give written notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then-current Interest Period, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

4.8. Pro Rata Treatment and Payments.

(a) Each borrowing by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Revolving Percentages of the Lenders.

(b) [Reserved.]

(c) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest solely on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Lenders.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 10:00 A.M., New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Funding Office, in Dollars and in immediately available funds, and the Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received; provided, that for so long as all of the Lenders are DT Entities, upon written notice from DT to the Borrower, all payments to be made by the Borrower hereunder shall be made directly to the account or accounts designated by DT for each Lender and the Borrower shall provide notice of such payments to the Administrative Agent. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent on the Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount on the Borrowing Date. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the greater of (i) the Federal Funds Effective Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 4.8(e) or (g), or Section 11.5, then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender for the benefit of the Administrative Agent to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid.

(g) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days after such due date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

4.9. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made or issued subsequent to the date hereof:

(i) shall subject any Lender to any Tax of any kind whatsoever with respect to this Agreement or any Eurodollar Loan made by it (except for Non-Excluded Taxes and changes in the rate of, or imposition of, any Excluded Tax);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Lender, by an amount that such Lender deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans then, in any such case, the Borrower shall promptly pay such Lender, upon its demand accompanied by the certificate and information required by clause (c) below, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation by the relevant Governmental Authority or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor accompanied by the certificate and information required by clause (c) below, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation for such reduction.

(c) Any request by a Lender for compensation under clauses (a) or (b) above shall be accompanied by a certificate, accompanied by such supporting information as Borrower may reasonably request, as to any additional amounts payable pursuant to this Section 4.9 and such certificate shall be submitted by such Lender to the Borrower (with a copy to the Administrative Agent). Notwithstanding anything to the contrary in this Section 4.9, the Borrower shall not be required to compensate a Lender pursuant to this Section 4.9 for any amounts incurred more than six months prior to the date that such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 4.9 shall survive the termination of this Agreement and all other amounts payable hereunder.

4.10. Taxes.

(a) All payments made by or on account of the Borrower or any other Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except pursuant to a Requirement of Law. If the Borrower or any other Loan Party is so required to withhold Taxes pursuant to a Requirement of Law, then the Borrower or such other Loan Party may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such withheld Taxes are Non-Excluded Taxes, then the amount payable by the Borrower or such other Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section 4.10), the Administrative Agent or the applicable Lender receives the amount it would have received had no such withholding been made.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower or any other Loan Party, as promptly as possible thereafter the Borrower or such other Loan Party shall send to the Administrative Agent for its own account or for the account of the relevant Lender, as the case may be, a certified copy of an original official receipt received by the Borrower or such other Loan Party from the applicable Governmental Authority showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate Governmental Authority or fails to remit to the Administrative Agent the required receipts or other required documentary evidence, the Borrower shall indemnify the Administrative Agent, the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, except to the extent such failure results from the Administrative Agent’s or such Lender’s gross negligence or willful misconduct.

(d) The Borrower and any other Loan Party shall indemnify the Administrative Agent and each Lender for any Non-Excluded Taxes that are paid or payable by the Administrative Agent or such Lender in connection with this Agreement (including amounts paid or payable under this Section 4.10(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 4.10(d) shall be paid within 10 days after the Administrative Agent or such Lender, as applicable, delivers to the Borrower or such other Loan Party a certificate stating the amount of any Non-Excluded Taxes so paid or payable by the Administrative Agent or such Lender. A certificate as to the amount of such payment or liability delivered to the Borrower or such other Loan Party by the Administrative Agent or such Lender shall be conclusive absent manifest error. Such Lender shall deliver a copy of such certificate to the Administrative Agent.

(e) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.10(e)(ii)(A) through (E) and (iii) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 4.10(e). If any form or certification previously delivered pursuant to this Section 4.10(e) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender shall, if it is legally eligible to do so, deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party hereto, two original copies of duly completed and executed copies of whichever of the following is applicable:

(A) IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax (in the case of a Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code);

(B) IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to an income tax treaty to which the United States is a party;

(C) IRS Form W-8ECI;

(D) (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit F-1, F-2, F-3 or F-4 (each, a “U.S. Tax Certificate”), as applicable, to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code;

(E) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (e)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F) to the extent legally permitted, any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation and information reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and/or the Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.10(e)(iii), “FATCA” shall include any amendments made to FATCA after the Closing Date.

(f) If any Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Non-Excluded Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.10, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.10 with respect to the Non-Excluded Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund) within ten (10) Business Days of such determination; provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) The agreements in this Section 4.10 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder or under any other Loan Document.

4.11. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment of or conversion from Eurodollar Loans after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification shall include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin and default interest included therein, if any (unless such Interest Period had an initial period of greater than six months, in which case Applicable Margin and default interest, if any, will be included)) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section 4.11 submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

4.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.9 or 4.10(a) with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 4.12 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 4.9 or 4.10(a).

4.13. Replacement of Lenders. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 4.9, 4.10 or 4.15 or (b) becomes a Defaulting Lender, with a replacement financial institution; provided that (i) such replacement does not conflict with any Requirement of Law and is an Eligible Assignee, (ii) prior to any such replacement, such Lender shall have taken no action under Section 4.12 so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.9 or 4.10, (iii) the replacement financial institution shall purchase, at par, all Loans and other amounts owing to such replaced Lender on or prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 4.11 if any Eurodollar Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto, (v) the replacement financial institution, if not already a Lender and if it is to be a Lender upon such replacement, shall be reasonably satisfactory to the Administrative Agent, (vii) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 11.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 4.9 or 4.10, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

4.14. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(b) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 11.6(b) and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type of such Loan and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 4.14(a) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded absent manifest error; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(d) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit E, with appropriate insertions as to date and principal amount.

4.15. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day that is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 4.11.

4.16. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender, to the extent permitted by applicable law:

(a) fees shall cease to accrue and be payable on the unfunded portion of the Revolving Commitments of such Defaulting Lender pursuant to Section 3.5; and

(b) the Revolving Commitments of such Defaulting Lender shall not be included in determining whether the Required Lenders or all Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected (or adversely affected) thereby.

SECTION 5. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

5.1. Financial Condition. The audited consolidated balance sheet of Parent as of December 31, 2012, and the consolidated statements of income and comprehensive income and stockholders’ equity for the Fiscal Year ended on such date, reported on by and accompanied by unqualified reports from Deloitte & Touche LLP, present fairly in all material respects the consolidated financial condition of Parent as of such date, and the consolidated results of its operations and its consolidated cash flows for the fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein).

5.2. No Change. Since December 31, 2012, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

5.3. Corporate Existence; Compliance with Law. Each Group Member is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority, and has all material governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where failure to have such good standing, power, authority, licenses, authorizations, consents, approvals and qualifications could not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.3, each Group Member is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other Governmental Authorizations necessary for the ownership of its Property and the conduct of its business, except in any of the foregoing cases where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.4. Power; Authorization; Enforceable Obligations. The execution and delivery of this Agreement are within each Group Member’s corporate, limited liability company or partnership (as applicable) powers and have been duly authorized by all necessary corporate, limited liability company or partnership (as applicable) and, if required, stockholder, member or partner (as applicable) action (including, any action required to be taken by any class of directors of the Borrower, whether interested or disinterested, in order to ensure the due authorization of this Agreement). Each Loan Document has been duly executed and delivered by each Group Member thereto and constitutes a legal, valid and binding obligation of such Group Member enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The execution and delivery of this Agreement does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person (including shareholders, or any class of directors, whether interested or disinterested, of the Borrower or any other person), nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Loan Document, except (i) such as have been obtained or made and are in full force and effect, (ii) those third-party approvals or consents listed on Schedule 5.4 which, if not made or obtained, would not cause a Default or Event of Default hereunder, (iii) such consents, approvals, registrations, filings or other actions, other than those specified in clause (iv) below, the absence of which or failure to obtain, could not reasonably be expected to have a Material Adverse Effect, and (iv) to the extent that the exercise of certain of the rights, powers, privileges and remedies of the Administrative Agent or the Lenders may constitute a de jure or de facto voluntary or involuntary assignment of an FCC license or a voluntary or involuntary transfer of de jure or de facto control of the holder of any such FCC license, the FCC’s prior consent thereto.

5.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any applicable law, regulation or any order of any Governmental Authority (except for any violation that could not reasonably be expected to have a Material Adverse Effect) or the charter, bylaws or other organizational documents of any Group Member, (b) will not violate or result in a default under any Material Contractual Obligation binding upon any Group Member or its Properties, or give rise to a right thereunder to require any payment to be made by such Group Member (except for any of the foregoing that could not reasonably be expected to have a Material Adverse Effect) and (c) will not result in the creation or imposition of any Lien on any Property of any Group Member (other than Excepted Liens).

5.6. Litigation. Except as disclosed to the Administrative Agent prior to the Closing Date, there are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting any Group Member (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document.

5.7. No Default. No Group Member is in default under or with respect to any of its Material Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect and no Default or Event of Default has occurred and is continuing.

5.8. Ownership of Property; Liens, etc.

(a) Except as disclosed on Schedule 5.8, each Group Member has good and defensible title to its Properties which constitute real property and good title to all its personal Properties, in each case, (i) free and clear of all Liens except Liens permitted by Section 8.3 or (ii) where the exceptions to such title should not reasonably be expected to result in a Material Adverse Effect.

(b) All material leases and agreements necessary for the conduct of the business of each Group Member are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases and which failure to be valid, in full force and effect, subsisting, or in default thereof could reasonably be expected to result in a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by each Group Member including, all easements and rights of way, include all rights and Properties necessary to permit such Group Member to conduct its business in all respects in the same manner as its business has been conducted prior to the date hereof, except where the failure to have such rights and Properties could not reasonably be expected to have a Material Adverse Effect.

(d) No Group Member’s Properties are subject to any Liens other than Liens permitted by Section 8.3.

5.9. Intellectual Property. Except as disclosed in Schedule 5.9, each Group Member owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other Intellectual Property material to its business, and, to the extent the Group Member holds title to such Intellectual Property, the use thereof by such Group Member does not infringe upon the rights of any other Person, except for any such failure to own, be licensed or infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.10. Taxes. Each Group Member has timely filed or caused to be filed all federal and other material Tax returns and reports required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Group Members in respect of Taxes and other governmental charges are, in the reasonable opinion of the Borrower, adequate. No Tax Lien has been filed and, to the knowledge of the Borrower, no claim is being asserted with respect to any material Tax of any Group Member, in each case that does not constitute an Excepted Lien.

5.11. Federal Regulations. The Group Members are not engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock. No part of the proceeds of any Loan will be used for any purpose which violates the provisions of Regulations T, U or X of the Board. None of the Group Members is subject to any statute, rule or regulation limiting its ability to incur indebtedness for borrowed money.

5.12. Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Group Member pending or, to the knowledge of any Senior Officer of the Borrower, threatened; (b) hours worked by and payment made to employees of any Group Member have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Group Member on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Group Member.

5.13. ERISA.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, the Group Members and each ERISA Affiliate have complied in all respects with ERISA and, where applicable, the Code regarding each Plan.

(b) Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan is, and has been, maintained in compliance with ERISA and, where applicable, the Code.

(c) To the knowledge of any Senior Officer of the Borrower, no act, omission or transaction has occurred which could reasonably be expected to result in imposition on any Group Member or any ERISA Affiliate (whether directly or indirectly) of (i) either a material civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (ii) material breach of fiduciary duty liability damages under section 409 of ERISA.

(d) No Plan or any trust created under any such Plan has been terminated in the six consecutive year period ending on the date hereof and no steps have been taken to terminate any Plan where such termination could reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than for the payment of current premiums which are not past due) has been or is reasonably expected to be incurred by any Group Member or any ERISA Affiliate with respect to any Plan that could reasonably be expected to result in a Material Adverse Effect. No ERISA Event with respect to any Plan has occurred where such ERISA Event could reasonably be expected to result in a Material Adverse Effect.

(e) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) full payment when due has been made of all amounts which any Group Member or any ERISA Affiliate is required under the terms of each Plan or applicable law to have paid as contributions to such Plan as of the date hereof, and (ii) no failure to meet the minimum funding standard under section 303 of ERISA or section 430 of the Code, whether or not waived, exists with respect to any Plan.

(f) The actuarial present value of the benefit liabilities under each Plan does not, as of the end of the Borrower’s most recently ended Fiscal Year, exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by any amount in excess of $100,000,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(g) No contribution failure has occurred with respect to any Plan sufficient to give rise to a material lien under section 303(k) of ERISA in an amount in excess of $100,000,000.

(h) Neither any Group Member nor any ERISA Affiliate sponsors, maintains, or contributes to an employee welfare benefit plan, as defined in section 3(1) of ERISA, including, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by any Group Member or any ERISA Affiliate in its sole discretion at any time without any material current liability in excess of $100,000,000, other than any shared responsibility payments that would become payable under Section 4980H of the Code by virtue of such plan termination.

(i) Neither any Group Member nor any ERISA Affiliate maintains or contributes to, or has at any time in the six-year period immediately preceding the date hereof maintained or contributed to, any Multiemployer Plan, except to the extent a withdrawal from such Multiemployer Plan could not reasonably be expected to result in material liability in excess of $100,000,000.

(j) Neither any Group Member nor any ERISA Affiliate is required to provide material security in excess of $100,000,000 under section 436 of the Code due to a Plan amendment that results in a material increase in current liability for the Plan.

(k) Except as could not reasonably be expected to result in a Material Adverse Effect, there are no going-concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies with respect to any employee benefit plan that is exempt from ERISA by reason of section 4(b)(4) thereof and is sponsored, maintained, or contributed to by any Group Member or any ERISA Affiliate.

5.14. Investment Company Act. No Group Member is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.

5.15. [Reserved].

5.16. Use of Proceeds. The proceeds of the Loans shall be used for working capital and other general corporate purposes of the Borrower and its Subsidiaries.

5.17. Environmental Matters. Except as could not in the aggregate, be reasonably expected to have a Material Adverse Effect (or with respect to clauses (c), (d) and (e) below, where the failure to take such actions could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect):

(a) neither any Property of any Group Member nor the operations conducted thereon violate (i) any decree, order or requirement of any Governmental Authority or (ii) any Environmental Laws or any related Governmental Authorization.

(b) no Property of any Group Member nor the operations currently conducted thereon or, to the knowledge of the Borrower, by any prior owner or operator of such Property or operation, are in violation of any Environmental Law or any remedial obligations under Environmental Law.

(c) all notices, or similar Governmental Authorizations, if any, required to be obtained or filed in connection with the operation or use of any and all Property of each Group Member, including, past or present treatment, storage, disposal or Release of a Hazardous Material or solid waste into the environment, have been duly obtained or filed, and each Group Member is in compliance with the terms and conditions of all such notices, and Governmental Authorizations.

(d) all Hazardous Materials and solid waste, if any, generated at any and all Property of any Group Member have in the past been Released, stored, transported, treated and disposed of in accordance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(e) the Borrower has taken all steps reasonably necessary to determine and has determined that no Hazardous Materials or solid waste, have been disposed of or otherwise Released and there has been no threatened Release, on or to any Property of any Group Member except in compliance with Environmental Laws and so as not to pose an imminent and substantial endangerment to public health or welfare or the environment.

(f) no Group Member has any known contingent liability or Remedial Work in connection with any Release or threatened Release into the environment.

(g) no Hazardous Materials Activity has been conducted either by or on behalf of Borrower, or on any Property of any Group Member in a location or manner that could require any Remedial Work.

5.18. Accuracy of Information, etc. None of the reports, certificates or other written information (other than projected financial information and other forward-looking information, and information of a general economic or industry specific nature) furnished by or on behalf of any Group Member to the Administrative Agent or any Lender or any of their Affiliates in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished), as of the date so furnished, contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, in the light of the circumstances under which they were made, not misleading; provided that with respect to financial statements other than projected financial information and other forward-looking information, the Borrower represents only that such financial statements present fairly in all material respects the consolidated financial condition of Parent as at the dates of such financial statements; provided, further, that with respect to projected financial information and any other projections and other forward-looking information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made.

5.19. [Reserved].

5.20. Solvency. The Borrower, on a consolidated basis together with its Restricted Subsidiaries, is Solvent.

5.21. Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Group Members’ Properties have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements and in conformity with the provisions of all leases, subleases or other contracts to which they are bound. All material improvements, fixtures and equipment owned in whole or in part by any Group Member that are necessary to conduct normal operations (ordinary wear and tear excepted) are being maintained in a state adequate to conduct normal operations (other than those the failure of which to maintain in accordance with this Section 5.21 could not reasonably be expected to have a Material Adverse Effect).

SECTION 6. CONDITIONS PRECEDENT

6.1. Conditions to the Closing Date. The effectiveness of this Agreement is subject to the satisfaction (or waiver in writing in accordance with Section 11.1), prior to or concurrently with the Closing Date, of the following conditions precedent:

(a) Loan Documents. All legal matters incident to this Agreement and the other Loan Documents shall be satisfactory to the Lenders, and the Administrative Agent and the Lenders shall have received an executed counterpart of this Agreement from the Borrower, each Guarantor and the Administrative Agent.

(b) Closing Date Certificate. The Administrative Agent and the Lenders shall have received a certificate of the Borrower, dated as of the Closing Date, substantially in the form of Exhibit C (or such other form acceptable to the Administrative Agent).

(c) [Reserved]

(d) [Reserved].

(e) Secretary’s Certificate. The Administrative Agent and the Lenders shall have received a certificate of each Loan Party, dated as of the Closing Date, substantially in the form of Exhibit G, with appropriate insertions and attachments including (i) the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(f) [Reserved].

(g) Conditions to Each Extension of Credit. The conditions to each extension of credit set forth in Section 6.2 shall be satisfied.

(h) [Reserved]

6.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including on the Closing Date) is subject to the satisfaction (or waiver in writing in accordance with Section 11.1) of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Group Member in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Financial Covenant Compliance. The Debt to Cash Flow Ratio of the Borrower as of such date, on a pro forma basis for such extension of credit, shall not be greater than 4.00 to 1.00.

Each borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 6.2 have been satisfied.

6.3. Confirmation by Agent and Lenders. The Administrative Agent and DT hereby confirm the satisfaction (without any waiver) of all conditions specified in Section 6.1 above to the effectiveness of this Agreement concurrently with or prior to the occurrence of the Closing Date (including the receipt of all documents, certificates, copies and counterparts specified in Section 6.1), and such confirmation shall be conclusive and binding.

SECTION 7. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as any Revolving Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Restricted Subsidiaries to:

7.1. Financial Statements. Furnish to the Administrative Agent (except for those documents or other information filed with the SEC and which are publicly available):

(a) Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each Fiscal Year of Parent, Parent’s and its Consolidated Subsidiaries’ audited consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Deloitte & Touche LLP, PricewaterhouseCoopers LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by the Parent’s accountants and disclosed therein).

(b) Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Parent, in each case, Parent’s and its Consolidated Subsidiaries’ consolidated balance sheet and related statements of income and comprehensive income, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of Parent and its Consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied (except as approved by Parent’s accountants and disclosed therein), subject to normal year-end audit adjustments.

(c) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements of Parent for the Fiscal Year ended December 31, 2012, the consolidated financial statements of Parent and its Consolidated Subsidiaries delivered pursuant to Section 7.1(a) or 7.1(b) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to the Administrative Agent.

(d) [Reserved]

(e) Stand Alone Information. In the case of financial statements delivered pursuant to Sections 7.1(a) and (b), if the combined operations of Parent and its Consolidated Subsidiaries, excluding the operations of the Borrower and its Consolidated Subsidiaries and excluding Cash and Cash Equivalents, would, if held by a single Subsidiary of the Borrower, constitute a Significant Subsidiary of the Borrower , then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries separate from the financial condition and results of operations of Parent and its other Consolidated Subsidiaries; provided, that the requirements of this paragraph shall not apply if Parent files with the SEC reports that contain the information required in this clause (e).

7.2. Certificates; Other Information. Furnish to the Administrative Agent (or, in the case of clause (h), to the relevant Lender):

(a) concurrently with the delivery of any financial statements pursuant to Section 7.1(a) or (b), a Compliance Certificate of a Financial Officer (i) containing all information and calculations necessary for determining compliance with the covenant set forth in Section 8.18, (ii) certifying as to whether a Default or Event of Default has occurred and, if a Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (iii) if Parent or the Borrower is not a public reporting company, stating whether any change in GAAP or in the application thereof has occurred since Parent’s and its Consolidated Subsidiaries’ audited consolidated financial statements for the year ended December 31, 2013 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) certifying that the amount of any New Market Losses added back to Consolidated Cash Flow in connection with any covenant calculation set forth in Section 8.2 or 8.18 is in accordance with the definition of New Market Losses.

(b) as soon as available, and in any event no later than 45 days after the end of each Fiscal Year of Parent, a detailed consolidated budget of Parent and its Subsidiaries for the following Fiscal Year on a Fiscal Quarter basis (including a projected consolidated balance sheet of Parent and its Subsidiaries as of the end of the following Fiscal Year, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the underlying assumptions applicable thereto).

(c) as soon as available, and in any event within 45 days after the end of each Fiscal Quarter of Parent (90 days, in the case of the fourth Fiscal Quarter of any Fiscal Year), a narrative discussion and analysis of the financial condition and results of operations of Parent and its Consolidated Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, as compared to the comparable periods of the previous year. Such analysis and narrative shall include operating data of the nature that would be required to be contained in a filing with the SEC on Forms 10-Q or Form 10-K if Parent were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (which shall include, revenues, service revenues, ARPU, CPU, CPGA, adjusted EBITDA, subscriber counts, penetration, churn, covered POPS and capital expenditures); provided that this clause (c) shall not apply, and the Borrower need not comply with this clause (c), at any time that Parent or the Borrower is then a reporting company under the Securities Exchange Act of 1934, as amended; provided further, however, if the combined operations of Parent and its Consolidated Subsidiaries, excluding the operations of the Borrower and its Consolidated Subsidiaries and excluding Cash and Cash Equivalents, would, if held by a single Subsidiary of the Borrower, constitute a Significant Subsidiary of the Borrower, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation of the narrative discussion and analysis of the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries separate from the financial condition and results of operations of Parent and its other Consolidated Subsidiaries; and provided, further, that the requirements of this paragraph shall not apply if Parent files with the SEC the reports referred to in this covenant, and any such report contains the information required in this paragraph.

(d) promptly upon receipt thereof, a copy of each other report or letter (except standard and customary correspondence or requests for information) submitted to Parent or any of its Subsidiaries by independent accountants in connection with any annual, interim or special audit made by them of the books of Parent or any such Subsidiary, and a copy of any response by Parent or any such Subsidiary, or the Board of Directors of Parent or any such Subsidiary, to such letter or report.

(e) promptly after the furnishing thereof, copies of any material financial statement, report or notice furnished to or by any Person pursuant to the terms of any preferred stock designation (other than capital call notices and communications related thereto), indenture, loan or credit or other similar agreement to which a Group Member is the borrower or the issuer, other than this Agreement and not otherwise required to be furnished to the Lenders pursuant to any other provision of this Section 7.2.

(f) [Reserved]

(g) prompt written notice of any change (i) in Parent or any Group Member’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of Parent’s or any Group Member’s chief executive office or principal place of business, (iii) in Parent’s or any Group Member’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (iv) in Parent’s or any Group Member’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in Parent’s or any Group Member’s federal taxpayer identification number.

(h) promptly following any request therefor, make reasonable efforts to provide such other information regarding the operations, business affairs and financial condition of any Group Member (including, any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request in a written notice given in accordance with Section 11.2.

7.3. Payment of Obligations. Pay its obligations, including Tax liabilities before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings and (ii) the applicable Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of any Group Member.

7.4. Maintenance of Existence; Compliance. (a) Preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Properties are located or the ownership of its Properties requires such qualification, except where the failure to do any of the foregoing could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, conversion, consolidation, liquidation or dissolution permitted under Section 8.4; and (b) comply with Material Contractual Obligations and all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

7.5. Maintenance of Property; Insurance.

(a) Operate its Properties or cause such Properties to be operated in compliance with all Material Contractual Obligations and in compliance with all Governmental Requirements, including, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Properties, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(b) Keep and maintain all Property used in to the conduct of its business in good working order and condition (ordinary wear and tear excepted) and preserve, maintain and keep in good repair and working order (ordinary wear and tear excepted) all of its Properties, including, all equipment, machinery and facilities, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.

(c) Promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all rentals, royalties, expenses and indebtedness due and accruing (and not disputed) under the leases or other agreements affecting or pertaining to its Properties and will do all commercially reasonable things necessary to keep unimpaired their rights with respect thereto and prevent any forfeiture or termination thereunder, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.

(d) Promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, subleases, contracts and agreements affecting its interests in its Properties, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.

(e) To the extent the Borrower is not the operator of any Property, use reasonable efforts to cause the operator to comply with this Section 7.5, except where such a failure could not reasonably be expected to result in a Material Adverse Effect.

(f) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks which in the reasonable business judgment of the Borrower are appropriate for companies engaged in the same or similar businesses operating in the same or similar locations.

7.6. Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with (i) GAAP and (ii) in all material respects Requirements of Law, are made of all dealings and transactions in relation to its business and activities; and

(b) permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior written notice, and as coordinated by each Lender through the Administrative Agent, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested on an individual and aggregate basis.

7.7. Notices. Promptly give notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default;

(b) the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against any Group Member not previously disclosed in writing to the Lenders or any material adverse development in any action, suit, proceeding, investigation or arbitration previously disclosed to the Lenders that, if adversely determined, could reasonably be expected to result in liability in excess of $100,000,000;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Group Members in an aggregate amount exceeding $100,000,000; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice pursuant to this Section 7.7 shall be accompanied by a statement of an Authorized Officer setting forth details of the occurrence referred to therein and stating what action the Borrower or the relevant Subsidiary proposes to take with respect thereto.

7.8. Environmental Laws.

(a) At the Borrower’s sole expense:

(i) cause its Properties and operations to comply with all applicable Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect;

(ii) not perform any Hazardous Materials Activity or dispose of or otherwise Release any Hazardous Material or solid waste on, under, about or from any of the Group Members’ Properties or any other Property to the extent caused by the Group Members’ operations except in compliance with applicable Environmental Laws, the performance, disposal or Release of which could reasonably be expected to have a Material Adverse Effect;

(iii) timely obtain or file all notices, or Governmental Authorizations, if any, required under applicable Environmental Laws to be obtained or filed in connection with the operation or use of the Group Members’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; and

(iv) promptly commence and diligently prosecute to completion any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under applicable Environmental Laws because of, or in connection with, the actual or suspected past, present or future disposal or other Release of any Hazardous Materials or solid waste on, under, about or from any of the Group Members’ Properties or by any Group Member, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect.

(b) Promptly, but in no event later than ten (10) Business Days after any Senior Officer becomes aware thereof, notify the Administrative Agent in writing of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any landowner or other third party against the Group Members or their Properties of which the Borrower has knowledge in connection with any applicable Environmental Laws (excluding routine testing and corrective action) that, if adversely determined, could reasonably be expected to result in liability (whether individually or in the aggregate) in excess of $100,000,000 not fully covered by insurance, subject to normal deductibles.

(c) Use commercially reasonable efforts to undertake reasonable environmental audits and tests in accordance with reasonable industry standards upon the request of the Administrative Agent or the Required Lenders no more than once per year in the absence of any Event of Default (or as otherwise required to be obtained by the Administrative Agent or the Lenders by any Governmental Authority).

7.9. [Reserved]

7.10. New Subsidiaries. Cause (i) any Domestic Subsidiary of the Borrower or of any Restricted Subsidiary acquired or formed on or after the Closing Date that is a Wholly Owned Subsidiary (other than any Designated Entities, any Unrestricted Subsidiaries or any Immaterial Subsidiaries), (ii) any Restricted Subsidiary of the Borrower that guarantees any Specified

Indebtedness after the Closing Date, (iii) any Subsidiary of Parent acquired or formed on or after the Closing Date that directly or indirectly owns Equity Interests of the Borrower and (iv) any Subsidiary (whether a Foreign Subsidiary or a Domestic Subsidiary) of Parent that the Borrower (in its sole discretion) elects to make a guarantor hereunder (a “Discretionary Guarantor”), promptly (I) (A) to become a party to the Guarantee Agreement, and (B) to deliver to the Administrative Agent a certificate of such Person, substantially in the form of Exhibit C (or such other form acceptable to the Administrative Agent), with appropriate insertions and attachments, and (II) other than in connection with the Merger, if reasonably requested by the Administrative Agent or the Required Lenders, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance reasonably satisfactory to the Administrative Agent.

7.11. Further Assurances. Promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent or the Required Lenders to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Group Members in the Loan Documents, including the Notes, or to correct any omissions in this Agreement.

7.12. ERISA Compliance.

(a) Promptly furnish to the Administrative Agent (i) promptly after the filing thereof with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, copies of each annual and other report with respect to each Plan or any trust created thereunder, (ii) promptly upon any Senior Officer becoming aware of the occurrence of any ERISA Event or of any material non-exempt “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, in connection with any Plan or any trust created thereunder, a written notice signed by the President or the principal Financial Officer, the Subsidiary or the ERISA Affiliate, as the case may be, specifying the nature thereof, what action the Borrower, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (iii) promptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan.

(b) With respect to each Plan, the Borrower will, and will cause each Subsidiary and ERISA Affiliate to, (i) satisfy in full and in a timely manner in all material respects, without incurring any material late payment or underpayment charge or penalty and without giving rise to any lien in an amount in excess of $100,000,000, the contribution and funding requirements of section 430 of the Code and of section 303 of ERISA in all material respects, and (ii) pay, or cause to be paid, to the PBGC in a timely manner in all material respects, without incurring any material late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA and (iii) maintain each Plan in material compliance with ERISA and the Code, as applicable.

7.13. Lender Meetings. Upon the prior written request of Administrative Agent or the Required Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at the Borrower’s corporate offices (or at such other location as may be agreed to by the Borrower and Administrative Agent) at such time as may be agreed to by the Borrower and Administrative Agent.

SECTION 8. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as any Revolving Commitments remain in effect or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Restricted Subsidiaries (and, in the case of Section 8.20, any of its Restricted Subsidiaries or its Unrestricted Subsidiaries) to, directly or indirectly:

8.1. [Reserved].

8.2. Indebtedness. Create, issue, incur, assume, become liable in respect of or suffer to exist any Indebtedness, except:

(a) Indebtedness of the Borrower or any Subsidiary Guarantor pursuant to any Loan Document;

(b) Indebtedness associated with worker’s compensation claims, self-insurance obligations, bankers’ acceptances, deposits, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds, indemnity bonds, specific performance or injunctive relief bonds or similar bonds or obligations in the ordinary course of business, and any guarantees or letters of credit functioning as or supporting any of the foregoing;

(c) intercompany Indebtedness incurred by the Borrower or any Subsidiary in connection with a loan made by any Loan Party or Restricted Subsidiary to the Borrower or such Subsidiary, evidenced, in the case of any such loan by the Borrower or any Subsidiary of the Borrower to a Group Member, by the Subordinated Intercompany Note; provided that such Indebtedness is not held as collateral, or collaterally assigned, transferred, or negotiated, or pledged, to any Person other than the Lenders;

(d) endorsements of negotiable instruments for collection in the ordinary course of business;

(e) Guarantee Obligations incurred in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries of obligations of the Borrower or any Restricted Subsidiary (with respect to any Restricted Subsidiary that is not a Subsidiary Guarantor to be no more than $100,000,000 in the aggregate at any time outstanding);

(f) Existing Indebtedness;

(g) Indebtedness and obligations in respect of Hedge Agreements permitted under Section 8.10;

(h) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit required to be issued in connection with any Permitted Joint Venture Investment;

(i) the issuance by any of the Borrower’s Restricted Subsidiaries to the Borrower or to any of its Restricted Subsidiaries of shares of Preferred Stock; provided, however, that: (i) any subsequent issuance or transfer of Capital Stock that results in any such Preferred Stock being held by a Person other than Parent, the Borrower or a Restricted Subsidiary of the Borrower or a Guarantor; and (ii) any sale or other transfer of any such Preferred Stock to a Person that is not either Parent, the Borrower or a Restricted Subsidiary of the Borrower, or a Guarantor, will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause;

(j) Indebtedness for relocation or clearing obligations relating to the Borrower’s or any Restricted Subsidiary’s FCC licenses in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $400,000,000;

(k) Indebtedness secured by Liens permitted by clauses (d)(ii), (i), (j), and (q) of the definition of Excepted Liens;

(l) the guarantee by the Borrower or any of its Restricted Subsidiaries of Indebtedness of the Borrower or a Restricted Subsidiary of the Borrower that was permitted by another provision of this Section 8.2;

(m) Indebtedness of the Borrower or any Restricted Subsidiary represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing (whether prior to or within 270 days after) all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment or the Capital Stock of any Person owning such assets used in the business of the Borrower or any Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (m), not to exceed the greater of (a) $2,500,000,000 and (b) 5.0% of the Consolidated Total Assets of the Borrower and its Subsidiaries on the date such Indebtedness in incurred, at any time outstanding;

(n) additional Indebtedness of the Borrower or any Subsidiary Guarantor (or, in an aggregate amount, at any one time outstanding of no more than $100,000,000, of any other Restricted Subsidiary) in an aggregate amount of no more at any one time outstanding than the greater of (i) $9,000,000,000 and (ii) 150% of the Consolidated Cash Flow of the Borrower and its Subsidiaries for the most recently ended four Fiscal Quarters for which internal financial statements are available at the time of incurrence thereof, determined on a pro forma basis in the manner described in the definition of Debt to Cash Flow Ratio (including a pro forma application of the net proceeds therefrom), as if (x) the additional Indebtedness to be incurred pursuant to this clause (n) and (y) any other Indebtedness incurred after the last day of the most recently ended Fiscal Quarter for which internal financial statements are available had been incurred at the beginning of the applicable four Fiscal Quarter period and assuming the Lenders had made Loans to the Borrower in an amount equal to the amount of the Loans outstanding on the date on which such additional Indebtedness is incurred at all times during such Fiscal Quarter;

(o) additional Indebtedness of the Borrower or any Restricted Subsidiary (i) in an aggregate principal amount at any time outstanding, including all Permitted Refinancing

Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (o), not to exceed the greater of (x) $1.0 billion and (y) 2.0% of the Borrower’s Consolidated Total Assets as of the time of incurrence, and, in addition, (ii) so long as at the time of incurrence, the Debt to Cash Flow Ratio of the Borrower for the most recently ended four Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been no greater than 4.0 to 1, determined on a pro forma basis, as if (x) the additional Indebtedness to be incurred pursuant to this clause (o) and (y) any other Indebtedness incurred after the last day of the most recently ended Fiscal Quarter for which internal financial statements are available had been incurred at the beginning of the applicable four Fiscal Quarter period;

(p) Contribution Indebtedness;

(q) Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Borrower or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the amount does not exceed the gross proceeds actually received by the Borrower or any Restricted Subsidiary thereof in connection with such disposition;

(r) Indebtedness constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business; provided that, upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(s) Indebtedness evidenced by promissory notes subordinated to the Obligations issued to current or former employees, officers or directors of Parent, the Borrower or any Restricted Subsidiary (or their respective spouses or estates) in lieu of cash payments for Capital Stock being repurchased from such Persons, not to exceed, in any twelve-month period, an amount equal to the amount of Restricted Payments that could be made during such twelve-month period pursuant to clause (5) of Section 8.6(b) less the amount of Restricted Payments that have been made during such twelve-month period pursuant to such clause;

(t) Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

(u) to the extent that deposits with, or payments owed to, the FCC in connection with the auction or licensing of Governmental Authorizations are deemed to be Indebtedness, the incurrence by the Borrower or any Restricted Subsidiary of such Indebtedness;

(v) additional Indebtedness of the Borrower or any Subsidiary Guarantor in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (v), not to exceed $400,000,000;

(w) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted under clauses (f), (j), (m), (o), (p), (w), (y), (z) or (aa) of this Section 8.2;

(x) the incurrence by the Borrower or any Subsidiary Guarantor of Indebtedness (1) in respect of netting, overdraft protection and other arrangements arising under standard business terms of any bank at which the Borrower or any Subsidiary Guarantor maintains an overdraft, cash pooling or other similar facility or arrangement or (2) in respect of the financing of insurance premiums in the ordinary course of business; provided that the aggregate principal amount of Indebtedness incurred pursuant to clauses (x)(1) and (2) shall not, at any time outstanding, exceed $250 million;

(y) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness (including Acquired Debt) used to finance an acquisition of or a merger with another Person, provided that, on the date of such transaction after giving pro forma effect thereto and to any related financing transactions as if the same had occurred at the beginning of the applicable four Fiscal Quarter period for which internal financial statements are available (calculated as if the additional Indebtedness to be incurred pursuant to this clause (y) and any related financing transactions had been incurred at the beginning of the applicable four Fiscal Quarter period), the Borrower would either (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in clause (o)(ii) above or (b) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of the Borrower immediately prior to such transaction;

(z) Indebtedness incurred in connection with the Towers Transaction; and

(aa) the incurrence by Restricted Subsidiaries that are not Guarantors of Indebtedness; provided, however, that the aggregate principal amount of all Indebtedness incurred under this clause (aa), when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (aa), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (aa), does not exceed $250 million as of the time of incurrence.

For purposes of determining compliance with this Section 8.2, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories or subcategories described in the clauses above, or is otherwise entitled to be incurred pursuant to this Section, the Borrower will be permitted to classify all or a portion of such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section, and once such Indebtedness is properly incurred pursuant to this Section 8.2, it shall at all times thereafter be permitted to exist pursuant to this Section 8.2. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Preferred Stock as Indebtedness due to a change in accounting principles or the application thereof, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness for purposes of this Section 8.2. For purposes of determining the amount of

Indebtedness that may be incurred and is thereafter permitted pursuant to clause (m) of Section 8.2, the Borrower may elect, pursuant to an officers’ certificate delivered to the Administrative Agent, to treat all or any portion of the commitment under any Indebtedness (and any refinancing with respect thereto) as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment or refinancing, as the case may be, shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time, and such Indebtedness will be permitted to be outstanding at any time in a principal amount of up to an amount that includes such commitment or portion thereof. Notwithstanding any other provision of this Section, the maximum amount of Indebtedness that the Borrower or any of its Restricted Subsidiaries may incur pursuant to this Section shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values, and in no event shall the reclassification of any lease or other liability as indebtedness due to a change in accounting principles after the Closing Date be deemed to be an incurrence of Indebtedness. The amount of any Indebtedness outstanding as of any date will be: (i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; (ii) in respect of Indebtedness of another Person secured by a Lien on assets of a Group Member, the lesser of (A) the Fair Market Value of such assets at the date of determination and (B) the amount of the Indebtedness of the other Person; and (iii) the principal amount of the Indebtedness, in the case of any other Indebtedness. In determining the amount of Indebtedness outstanding under one of the clauses of Section 8.2, the outstanding principal amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such Person or any other Person arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

8.3. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except for Excepted Liens, unless the Obligations are equally and ratably secured (except that a Lien securing Indebtedness that is contractually subordinated to the Loans shall be expressly subordinate to any Lien securing the Obligations to at least the same extent that such Indebtedness is subordinate to the Loans).

8.4. Fundamental Changes. Merge into or with or consolidate with any other Person, or sell, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the Property of the Group Members, taken as a whole, to any other Person (any such transaction, a “consolidation”), provided that (a) any Restricted Subsidiary may participate in a consolidation, merger, sale or other disposition with the Borrower (provided that the Borrower shall be the continuing or surviving Person or the Person that acquires the Property in question) or with any Person (provided that the continuing or surviving Person or Person that acquires the Property in question is a Restricted Subsidiary and is or becomes a Subsidiary Guarantor to the extent required by Section 7.10), (b) the Borrower may participate in a consolidation, merger, sale or otherwise with any Person (provided that (x) the Borrower shall be the continuing or surviving Person or the Person that acquires the Property in question or (y) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale or other disposition has been made (i) is a corporation, limited liability company or partnership organized or existing under the laws of the United States, any state of the United States or the District of Columbia, (ii) shall expressly assume the payment of the Obligations and the performance or observance of every covenant of this Agreement on the part of the Borrower to be performed or observed, and (iii) would, on the date of such transaction after giving effect thereto and to any related financing transactions on a pro forma basis as if the same had occurred at the beginning of the applicable four-quarter period, either (A) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt to Cash Flow Ratio test set forth in clause (o)(ii) of Section 8.2 or (B) have a Debt to Cash Flow Ratio no greater than the Debt to Cash Flow Ratio of the Borrower immediately prior to such transaction), provided that, in the case of this clause (y) (I) immediately after such transaction, no Default or Event of Default exists and (II) the Borrower shall have delivered to the Administrative Agent an officer’s certificate, signed by a Senior Officer of the Borrower, and a legal opinion (which may be subject to customary assumptions, qualifications and exclusions, and which may be given by an employee of or counsel to the Borrower or any Subsidiary of the Borrower), each stating that, in the opinion of the signers, all conditions precedent and covenants provided for in this Agreement and any other Loan Document relating to such transaction have been satisfied, and (c) the Transaction shall be permitted under this Section 8.4.

8.5. Disposition of Property. Sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, to another Person, except:

(a) to the Borrower or any Restricted Subsidiary (or a Person that becomes a Restricted Subsidiary immediately following such sale, assignment or transfer);

(b) in a transaction which is subject to, and permitted by, Section 8.4;

(c) Property described in clauses (1)-(13) of the exclusions set forth in the definition of Asset Sale;

(d) the substantially concurrent purchase and sale of Property between the Borrower or any of its Restricted Subsidiaries, on one hand, and another Person that is not the Borrower or a Subsidiary Guarantor, on the other hand; provided that the Borrower or such Restricted Subsidiary receives no less than Fair Market Value in connection with such transaction; and

(e) Asset Sales and sales of Capital Stock; provided, that the Borrower complies with any “Asset Sale” provisions with respect thereto pursuant to section 4.10 of the Senior Notes Indentures .

8.6. Restricted Payments. Permit any Restricted Payment, except that:

(a) so long as (i) no Default has occurred or is continuing or would result from such Restricted Payment, (ii) after giving effect to such Restricted Payment, the Borrower’s Debt to Cash Flow Ratio as of such date would have been no greater than 6.00 to 1.00 determined on a pro forma basis as if such Restricted Payment had been made at the beginning of such period, and (iii) such Restricted Payment, together with all other Restricted Payments (excluding Restricted Payments made pursuant to Sections 8.6(b)(2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13) and (14)) since the beginning of the most recent Fiscal Quarter commencing after the Closing Date, is less than the Restricted Payment Cap, then the Borrower and its Restricted Subsidiaries may make Restricted Payments.

(b) Notwithstanding the provisions of Section 8.6(a), so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, the Borrower and its Restricted Subsidiaries may make, do, take or otherwise effectuate the following actions:

(1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Capital Stock of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (b) of the definition of Restricted Payment Cap, provided, further, that any Net Equity Proceeds (x) used for making a Restricted Investment pursuant to clause (10) of this Section 8.6(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (p) of Section 8.2, may not also be used to make a Restricted Payment pursuant to this clause (2);

(3) the defeasance, redemption, repurchase, retirement or other acquisition of any Subordinated Indebtedness with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by any Restricted Subsidiary of the Borrower to the holders of its Capital Stock on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Parent, the Borrower, any Restricted Subsidiary or any direct or indirect parent of the Borrower held by any current or former officer, director, employee or consultant of Parent, the Borrower or any Restricted Subsidiary of the Borrower pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Capital Stock shall not exceed $50,000,000 in any Fiscal Year; provided further, that such amount in any Fiscal Year may be increased by an amount equal to (a) the Net Cash Proceeds from the sale of Capital Stock of Parent to current or former members of management, directors, consultants or employees that occurs after the Closing Date plus (b) the net cash proceeds of key man life insurance policies received by Parent, the Borrower or its Restricted Subsidiaries after the Closing Date; provided further, that such amount in any Fiscal Year shall be reduced by the amount of Indebtedness incurred in such Fiscal Year pursuant to clause (s) of Section 8.2;

(6) the repurchase, redemption or other acquisition or retirement of Capital Stock deemed to occur upon the exercise or exchange of stock options, warrants or other similar rights to the extent such Capital Stock represent a portion of the exercise or exchange price of those stock options, warrants or other similar rights, and the repurchase, redemption or other acquisition or retirement of Capital Stock made in lieu of withholding taxes resulting from the exercise or exchange of stock options, warrants or other similar rights or from the vesting of restricted stock or other awards;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary of the Borrower, or any class or series of Preferred Stock of a Subsidiary of the Borrower, in each case issued after Closing Date, so long as the Borrower’s Debt to Cash Flow Ratio on the date on which such dividend payment is made would have been no greater than the ratio set forth in Section 8.6(a) for the applicable four Fiscal Quarter period, determined on a pro forma basis, as if such dividend payment had been made at the beginning of such four Fiscal Quarter period;

(8) Permitted Payments to Parent;

(9) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock of Parent to the extent necessary to comply with law or to prevent the loss or to secure the renewal or reinstatement of any FCC license held by Parent or any of its Subsidiaries;

(10) Restricted Investments in an amount equal to 100% of the aggregate amount of any Net Equity Proceeds, less the aggregate amount of any Net Equity Proceeds (a) used for making a Restricted Payment pursuant to clause (2) of this Section 8.6(b) or (y) taken into account for purposes of incurring Indebtedness pursuant to clause (p) of Section 8.2;

(11) payments made to DT or its Subsidiaries from the proceeds of the Towers Transaction;

(12) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to mandatory redemption provisions relating to asset sales and changes of control;

(13) the making of cash payments in connection with any conversion of Convertible Debt in an aggregate amount since the Closing Date not to exceed the sum of (a) the principal amount of such Convertible Debt plus (b) any payments received by the Borrower or any of its Restricted Subsidiaries pursuant to the exercise, settlement or termination of any related Permitted Bond Hedge Transactions;

(14) other Restricted Payments in an aggregate amount since the Closing Date not to exceed $375.0 million;

(15) Restricted Payments in connection with the “Cash Payment”, as defined in the Business Combination Agreement.

The amount of all Restricted Payments (other than Cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Borrower or its Restricted Subsidiaries pursuant to the Restricted Payment.

8.7. Modifications of Certain Debt Instruments. Amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to any of the material terms of the Senior Notes or any Subordinated Indebtedness or any related documents providing for the subordination thereof in any manner that is, taken as a whole, materially adverse to the Lenders or the Administrative Agent.

8.8. Transactions with Affiliates. Enter into any transaction or series of related transactions involving aggregate payments or consideration in excess of $50,000,000, including, any purchase, sale, lease or exchange of Property or the rendering of any service, in each case involving payments or consideration in such amount, with any Affiliate of the Borrower unless such transactions are otherwise not prohibited by this Agreement and are, taken as a whole, upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate (it being understood that transactions with any Affiliate involving the transfer of Property (including sale-leaseback transactions) at book value shall be deemed to be fair and reasonable). Notwithstanding the preceding sentence, the following items will not be prohibited by the provisions of the preceding sentence:

(1) any employment agreement, severance agreement or plan, change in control agreement or plan, employee benefit plan, agreement or plan relating to employee, officer or director compensation, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its Restricted Subsidiaries or a direct or indirect parent of the Borrower existing on the Closing Date, or entered into thereafter in the ordinary course of business, and any indemnitees or other transactions permitted or required by bylaw, statutory provisions or any of the foregoing agreements, plans or arrangements and payments pursuant thereto;

(2) transactions between or among Parent, the Borrower and its Restricted Subsidiaries;

(3) [reserved];

(4) any issuance of Capital Stock (other than Disqualified Stock) of the Borrower;

(5) any receipt of any capital contribution from any Affiliate of the Borrower;

(6) transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Subsidiary, Capital Stock in, or controls, such Person;

(7) any Permitted Investments or Restricted Payments that do not violate the other provisions of this Agreement, and any transactions in connection with a Permitted Joint Venture Investment;

(8) any contracts, agreements or understandings existing as of the Closing Date or the date of the consummation of the Merger, including any agreement listed (x) on Schedule 3.2(r) – Related-Party Agreements — to the “TMUS Disclosure Letter” to the Business Combination Agreement and (y) under the section entitled “Transactions with

Related Persons and Approval” in the proxy statement of Parent filed with the SEC under cover of Schedule 14A on April 16, 2012, and any amendments to, replacements of, or orders pursuant to such contracts, agreements and understandings so long as any such amendments, replacements, or orders, taken as a whole, are not, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive, more disadvantageous to the Borrower or to the Lenders in any material respect than the original contracts, agreements or understandings as in effect on the Closing Date;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Credit Agreement, provided that in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive, such transactions are on terms, taken as a whole, not materially less favorable to the Borrower or the applicable Restricted Subsidiary than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s length basis from a Person that is not an Affiliate of the Borrower;

(10) issuances, purchases or repurchases of Indebtedness of the Borrower or its Restricted Subsidiaries or solicitations of amendments, waivers or consents in respect of such Indebtedness, if such issuance, purchase, repurchase or solicitation is approved by a majority of the disinterested members of the Board of Directors of the Borrower;

(11) reasonable payments made for any financial advisory, financing, underwriting, placement or syndication services approved by the Borrower’s Board of Directors or a senior financial officer of the Borrower in good faith;

(12) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by this Agreement, provided that, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive, such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to the Borrower or the applicable Restricted Subsidiary than the transaction or transactions being amended, extended, replaced or modified;

(13) [Reserved];

(14) (i) the Business Combination Agreement and any Ancillary Agreements, as defined in the Business Combination Agreement, in each case, as the same may be amended, modified, supplemented or replaced from time to time on terms that, taken as a whole, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive, are not materially less favorable to the Borrower or the applicable Subsidiary than those of the agreement being amended, modified, supplemented or replaced, (ii) transactions or agreements relating to the DT Notes and this Agreement, each as may be amended, modified, or supplemented from time to time, and any Indebtedness incurred in connection with the refinancing of the foregoing, on terms that, taken as a whole, in the good faith determination of the Borrower’s Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive, are not materially less favorable to the Borrower than those of the DT Notes or this Agreement, as applicable, and (iii) transactions between the Borrower and its Restricted Subsidiaries, on the one hand, and any Designated Tower Entities that have been designated Unrestricted Subsidiaries, on the other hand, in connection with the Towers Transaction;

(15) if DT Entities are the sole Lenders under this Agreement, any transactions between the Borrower or any Restricted Subsidiary of the Borrower, on the one hand, and any DT Entity, on the other hand, and thereafter any agreements evidencing such transactions.

8.9. [Reserved]

8.10. Hedge Agreements. Enter into any Hedge Agreement, except (a) Hedge Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Capital Stock), (b) Hedge Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary, and (c) any Eurodollar cap purchased with respect to any Eurodollar Loan.

8.11. Changes in Fiscal Year. Change its Fiscal Year end from December 31.

8.12. Negative Pledge Clauses; Subsidiary Distributions. Create, incur, assume or suffer to exist (except as may exist as of the date hereof) any contract, agreement or understanding which in any way prohibits or restricts:

(i) the ability of the Borrower or any Restricted Subsidiary of the Borrower to create, incur or permit any Lien upon any of its Property (other than Liens permitted by Section 8.3);

(ii) any Restricted Subsidiary of the Borrower from paying dividends or making distributions, loans or advances to the Borrower or any Restricted Subsidiary of the Borrower, or which requires the consent of other Persons in connection with the paying of dividends or the making of distributions; or

(iii) the ability of any Restricted Subsidiary to transfer any of its assets to the Borrower or any other Restricted Subsidiary.

provided, however, that the preceding restrictions will not apply to encumbrances or restrictions arising under or by reason of:

(a) this Agreement;

(b) any leases or licenses or similar contracts as they affect any Property or Lien subject to a lease or license;

(c) the Senior Notes Indentures;

(d) agreements or instruments governing Excluded Indebtedness and Capital Stock and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of these agreements or instruments permitted hereunder; provided that the amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings are (in the good faith judgment of the Board of Directors or a senior financial officer of the Borrower, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such dividend, other payment and asset transfer restrictions than those contained in those agreements or instruments on the Closing Date;

(e) applicable law, rule, regulation or order;

(f) any agreement or instrument to which a Person acquired by the Borrower or any of its Restricted Subsidiaries is bound, as in effect at the time of such acquisition (except to the extent such instrument governs Indebtedness or Capital Stock that was incurred or issued in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired (and any refinancing, replacement, or extension of any such instrument, so long as such restrictions are, in the good faith judgment of the Board of Directors or a Financial Officer of the Borrower, whose determination shall be conclusive, not materially more restrictive, taken as a whole, than those in effect in such instrument on the date of acquisition); provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(g) customary non-assignment provisions in contracts, leases and licenses entered into in the ordinary course of business and customary contractual restrictions on transfers of all or substantially all assets of a Person;

(h) any instrument governing any Secured Indebtedness or Capital Lease Obligation that imposes restrictions on the assets securing such Indebtedness or the subject of such lease of the nature described in clause (iii) above;

(i) Excepted Liens that limit the right of the debtor to dispose of the assets subject to such Liens;

(j) customary provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements;

(k) restrictions on cash or other deposits or net worth imposed by customers, suppliers or landlords or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(l) agreements or instruments governing Indebtedness, Disqualified Stock or Preferred Stock not in effect on the Closing Date so long as either (i) the encumbrances and restrictions contained therein, in the good faith judgment of the Borrower’s Board of Directors or a Financial Officer of the Borrower, whose determination shall be conclusive, do not impair the ability of any Restricted Subsidiary of the Borrower to pay dividends or make any other distributions or payments directly or indirectly to the Borrower in an amount sufficient to permit the Borrower to pay the Obligations, or (ii) the encumbrances and restrictions contained therein, taken as a whole, are, in the good faith judgment of the Borrower’s Board of Directors or a Financial Officer of the Borrower, whose determination shall be conclusive, not materially more restrictive than those contained in this Agreement or the Senior Notes;

(m) any agreement for the sale or other disposition of a Restricted Subsidiary that imposes restrictions of the nature described in clauses (i), (ii) and/or (iii) hereof on the Restricted Subsidiary pending the sale or other disposition;

(n) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(o) restrictions in other Indebtedness incurred in compliance with Section 8.2 hereof; provided that such restrictions, taken as a whole, are, in the good faith judgment of the Board of Directors of Borrower or a Financial Officer of the Borrower, whose determination shall be conclusive, no more materially restrictive than those contained in the existing agreements referenced in clause (d) above;

(p) the issuance of Preferred Stock by a Restricted Subsidiary of the Borrower or the payment of dividends thereon in accordance with the terms thereof; provided that issuance of such Preferred Stock is permitted pursuant to Section 8.2 hereof and the terms of such Preferred Stock do not expressly restrict the ability of such Restricted Subsidiary to pay dividends or make any other distributions on its Capital Stock (other than requirements to pay dividends or liquidation preferences on such Preferred Stock prior to paying any dividends or making any other distributions on such other Capital Stock);

(q) any agreement or instrument with respect to Indebtedness incurred, or Preferred Stock issued, by any Restricted Subsidiary, provided that the restrictions contained in the agreements or instruments governing such Indebtedness or Preferred Stock (i) either (x) apply only in the event of a payment default or a default with respect to a financial covenant in such agreement or instrument or (y) will not materially affect the Borrower’s ability to pay the Obligations, as determined in good faith by the Board of Directors of the Borrower or a Financial Officer of the Borrower, whose determination shall be conclusive; and (ii) are not materially more disadvantageous to the Lenders than is customary in comparable financings;

(r) any agreement or instrument of the Borrower, MetroPCS Wireless, Inc. or their respective Subsidiaries existing prior to, or entered into or assumed by the Borrower,

MetroPCS, Wireless, Inc. or any of their respective Subsidiaries in connection with, the Transaction, in each case, as such agreements or instruments may be amended, restated, modified, renewed or replaced from time to time; provided that the amendments, restatements, modifications, renewals, and replacements are (in the good faith judgment of the Borrower’s Board of Directors or a Financial Officer of the Borrower, whose determination shall be conclusive) not materially more restrictive, taken as a whole, with respect to such encumbrances and restrictions than those agreements or instruments as in effect as of the Closing Date; and

(s) restrictions arising from the Towers Transaction.

8.13. [Reserved]

8.14. [Reserved]

8.15. ERISA Compliance. (a) Engage in, or permit any ERISA Affiliate to engage in, any transaction in connection with which the Borrower, any of its Subsidiaries or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code, if either of which could reasonably be expected to have a Material Adverse Effect.

(b) Terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could reasonably be expected to result in any liability of any Group Member or any ERISA Affiliate to the PBGC if any such liability could reasonably be expected to result in a Material Adverse Effect.

(c) Fail to make, or permit any ERISA Affiliate to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Borrower or any of its Subsidiaries or any ERISA Affiliate is required to pay as contributions thereto if such failure could reasonably be expected to have a Material Adverse Effect.

(d) Permit to exist, or allow any ERISA Affiliate to permit to exist, any failure to meet the minimum funding standard under section 303 of ERISA or section 430 of the Code, whether or not waived, with respect to any Plan which exceeds $100,000,000.

(e) Permit, or allow any ERISA Affiliate to permit the actuarial present value of the benefit liabilities under any Plan, as of the end of the Borrower’s most recently ended Fiscal Year to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities by an amount in excess of $100,000,000. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA.

(f) Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any Multiemployer Plan, to the extent a withdrawal from such Multiemployer Plan could reasonably be expected to result in, or has resulted in, a Material Adverse Effect.

(g) Acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to the Borrower, any of its Subsidiaries or any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (i) any Multiemployer Plan, to the extent a withdrawal from such Multiemployer Plan could reasonably be expected to result in, or has resulted in, a Material Adverse Effect, or (ii) any other Plan that would otherwise fail to meet the applicable requirements set forth in Section 8.15(e) above.

(h) Incur, or permit any ERISA Affiliate to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA if such liability could reasonably be expected to have a Material Adverse Effect.

(i) Contribute to or assume an obligation to contribute to, or permit any ERISA Affiliate to contribute to or assume an obligation to contribute to, any employee welfare benefit plan, as defined in section 3(1) of ERISA, including, any such plan maintained to provide benefits to former employees of such entities, that may not be terminated by such entities in their sole discretion at any time without any material current liability in excess of $100,000,000, other than any shared responsibility payments that would become payable under Code Section 4980H by virtue of such plan termination.

(j) Amend, or permit any ERISA Affiliate to amend, a Plan resulting in a material increase in current liability such that any Group Member or any ERISA Affiliate is required to provide material security in excess of $100,000,000 to such Plan under section 436 of the Code.

8.16. Environmental Matters. (a) Cause or permit any of its Property by its Hazardous Materials Activities or other actions or by Hazardous Materials Activities or other actions of third parties under its control, to be in violation of, or do anything or permit anything to be done which will subject any such Property to any Remedial Work under any applicable Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect and (b) take reasonable actions to prevent their respective Property from being in violation or the subject of remedial obligations in clause (a) above.

8.17. Subsidiaries. Sell, assign or otherwise dispose of any Capital Stock in any Subsidiary in violation of Section 8.5.

8.18. Financial Condition Covenant. Permit the Debt to Cash Flow Ratio as of the last day of any period of four consecutive Fiscal Quarters of the Borrower ending after the Closing Date to be greater than 4.00 to 1.00; provided however, that the Debt to Cash Flow Ratio shall be tested at the last day of any such four Fiscal Quarter period only if any Loans are outstanding as of such date.

8.19. Lines of Business. Engage in any business other than Permitted Businesses, except to such extent as would not be material to the Borrower and its Restricted Subsidiaries taken as a whole.

8.20. Compliance with Stockholder Agreement. Take any action or enter into any transaction prohibited by Section 3.2(b) of the Stockholder’s Agreement by and between DT and the Borrower, dated as of the Closing Date.

8.21. Change in Covenants When Certain Senior Notes Rated Investment Grade. If on any date following the Closing Date:

(1) any series of Senior Notes is, as of such date (i) unsecured, (ii) guaranteed on a similar basis as the Loans, (iii) not defeased, called for redemption, subject to any pending repurchase or redemption offer, or subject to any pending exchange offer, (iv) scheduled to mature not earlier than the Termination Date, (v) outstanding in an aggregate principal amount of at least $500,000,000 and (vi) rated Investment Grade by two out of the three Rating Agencies; and

(2) no Default or Event of Default shall have occurred and be continuing (other than with respect to sections of this Agreement listed in the following list),

then, beginning on that day, the provisions of the following sections of this Agreement will cease to apply and will not be later reinstated even if the ratings of the Loans should subsequently decline: 8.2, sub-clause (y)(iii) of the proviso to 8.4(b), 8.5, 8.6, 8.7, 8.8, 8.10, 8.11, 8.12, 8.17, 8.18 and 11.18.

SECTION 9. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) Failure to Make Payments When Due. Failure by the Borrower to pay (i) when due, any principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise, or (ii) any interest on any Loan or any fee or any other amount due hereunder, within five days after the date due; or

(b) Default in Other Agreements. (i) Failure of the Borrower or any Significant Subsidiary to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (including any Hedge Agreement, but excluding any Indebtedness referred to in Section 9(a)), in each case beyond the grace period, if any, provided therefor and aggregating $100,000,000 or more, or (ii) breach or default by any Loan Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amount referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness in the individual or aggregate principal amount referred to in clause (i) above, in each case beyond the grace period, if any, provided therefor, if as a result of such breach or default such Indebtedness becomes or is declared due and payable (or redeemable or subject to a mandatory offer to purchase by the obligor thereon) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Group Member to perform or comply with any term or condition contained in (i) Section 5.16, Section 7.4(a) (with respect to the Borrower only), Section 7.7(a), Section 7.10 or Section 8 of this Agreement or (ii) Section 5.13 of the Guarantee Agreement; provided, however, that a failure to perform or comply with any term or condition in Section 8.3 which occurs solely by reason of the existence of purchase money Liens on Property (other than real property) purchased by any Group Member, securing amounts payable related to such Property in an amount exceeding the amount of Indebtedness permitted by Section 8.2(m), shall not constitute an Event of Default if such failure is remedied not later than 10 days from the date of such failure; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be inaccurate in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Loan Documents. Any Loan Party shall default in the performance of or compliance with any term contained herein or any of the other Loan Documents, other than any such term referred to in any other Section of this Section 9, and such default shall not have been remedied or waived within thirty days after the earlier of (i) a Financial Officer of the Borrower obtaining actual knowledge of such default or (ii) receipt by the Borrower of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a final decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of the property of any Loan Party, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for forty-five days without having been stayed, dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Loan Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors (or similar governing body) of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 9(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $100,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent insurance company has not denied coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unpaid, unvacated, unappealed, unbonded or unstayed for a period of forty-five days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Group Member decreeing the dissolution or split-up of such Group Member and such order shall remain undischarged, unvacated or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of any Loan Party or any of their respective ERISA Affiliates in excess of $100,000,000 during the term hereof or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a material lien or security interest under Section 430(k) of the Code or under section 303(k) of ERISA in an amount equal to $100,000,000 or more; or

(k) Loan Documents. At any time after the execution and delivery thereof, (i) the Guarantee Agreement for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Group Member shall repudiate its obligations thereunder, (ii) this Agreement ceases to be in full force and effect (other than by reason of the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or (iii) any Group Member shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

(l) a Change of Control shall occur; or

(m) any material Subordinated Indebtedness or the guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of the Subsidiary Guarantors under the Guarantee Agreement, as the case may be, as provided in any document governing any Subordinated Indebtedness; or

(n) any Group Member (i) defaults in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment due on early termination of, any Specified Hedge Agreement, in each case beyond the period of grace, if any, provided in such Specified Hedge Agreement; or (ii) defaults in the observance or performance of any other agreement or condition relating to any such Specified Hedge Agreement, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, after the giving of notice if required or the elapse of any grace period, a liquidation, acceleration or early termination of such Specified Hedge Agreement; provided, that a default, event or condition described in clause (i) or (ii) of this paragraph (n) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i) and (ii) of this paragraph (n) shall have occurred and be continuing under Specified Hedge Agreements which have an outstanding principal amount of Indebtedness thereunder which exceeds $100,000,000; or

(o) any Loan Party or any Subsidiary thereof takes any action or enters into any transaction prohibited by Section 3.2(b) of the Stockholder’s Agreement by and between DT and the Borrower, dated as of the Closing Date;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) or (g) above as to the Borrower, automatically the Revolving Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Commitments to be terminated forthwith, whereupon the Revolving Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

SECTION 10. THE ADMINISTRATIVE AGENT

10.1. Appointment. Each Lender hereby designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents, and each Lender authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

10.2. Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys in fact and shall be entitled to obtain and rely on advice of counsel (which may be counsel for the Borrower or any of the Guarantors) concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys in fact selected by it with reasonable care.

10.3. Exculpatory Provisions. Neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys in fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or any Specified Hedge Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any Specified Hedge Agreement, or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document or any Specified Hedge Agreement or any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or any Specified Hedge Agreement, or to inspect the properties, books or records of any Loan Party.

10.4. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases (including for the avoidance of doubt, in any determination of the Administrative Agent’s satisfaction with any document or condition) be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents with the consent (and such consent may be requested by the Administrative Agent if it deems necessary for any determination by the Administrative Agent for the purposes of this Agreement or any other Loan Document) or in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders), and such consent or request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

10.5. Notice of Default. The Administrative Agent shall be deemed not to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative

Agent shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

10.6. Non Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys in fact or Affiliates have made any representations or warranties to it and that no act by the Administrative Agent previously or hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender also represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement or any Specified Hedge Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents or any Specified Hedge Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to disclose or otherwise provide to any Lender any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of the Person serving as Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or Affiliates in any capacity.

10.7. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section 10.7 (or, if indemnification is sought after the date upon which the Revolving Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Revolving Commitments, this Agreement, any of the other Loan Documents, any Specified Hedge Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the

Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the Administrative Agent’s gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.

10.8. Agent in Its Individual Capacity. The Administrative Agent and its Affiliates may make loans to, accept deposits from, and generally engage in any kind of business with, any Loan Party as though the Administrative Agent were not an agent of the Lenders. With respect to its Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an agent of the Lenders, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

10.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon 30 days’ notice to the Lenders and the Borrower; provided, however, that if DT (together with any DT Entities) is not the sole Lender, then the Administrative Agent may resign upon notice to the Borrower and DT effective upon 5 Business Days’ notice to the Lenders and the Borrower. Additionally, upon 5 Business Days’ notice to the Lenders, the Borrower, and the Administrative Agent, the Required Lenders may require the Administrative Agent to resign at any time. If the Administrative Agent resigns as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 9(a) or Section 9(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is 10 Business Days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

10.10. The Administrative Agent Generally. Except as expressly set forth herein, the Administrative Agent shall have no duties or responsibilities hereunder in its capacity as such.

SECTION 11. MISCELLANEOUS

11.1. Amendments and Waivers. (a) Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.1. The Required Lenders and each Group Member party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Administrative Agent and each Group Member party to the relevant Loan Document may, from time to time, (x) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Group Members hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that, in addition, no such waiver and no such amendment, supplement or modification shall:

(i) forgive the principal amount or extend the final scheduled date of maturity of any Loan, reduce the stated rate of any interest or fee payable hereunder (except (x) in connection with any waiver of the applicability of any post-default increase in interest rates, which waiver shall be effective with the consent of the Required Lenders and (y) that any amendment or modification of defined terms used in the financial covenants in this Agreement shall not constitute a reduction in the rate of interest or fees for purposes of this clause (i)) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby;

(ii) eliminate or reduce the voting rights of any Lender under this Section 11.1 without the written consent of such Lender;

(iii) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Subsidiary Guarantors from their obligations under the Guarantee Agreement or modify the provisions of Section 11.6, in each case without the written consent of all Lenders;

(iv) [Reserved];

(v) amend, modify or waive any provision of Section 4.8 without the written consent of each Lender adversely affected thereby;

(vi) [Reserved];

(vii) [Reserved];

(viii) amend, modify or waive any provision of Section 10, Section 11.6(b)(i)(B) and Section 11.6(b)(ii)(A) through (C) without the written consent of the Administrative Agent;

(ix) [Reserved];

(x) [Reserved];

(xi) [Reserved]; or

(xii) amend, modify or waive (A) any Loan Document so as to alter the ratable treatment of the Borrower Hedge Agreement Obligations and the Borrower Credit Agreement Obligations or (B) the definition of “Qualified Counterparty,” “Specified Hedge Agreement,” “Obligations,” “Borrower Credit Agreement Obligations,” or “Borrower Hedge Agreement Obligations,” in each case in a manner adverse to any Qualified Counterparty with Obligations then outstanding without the written consent of any such Qualified Counterparty.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Group Members, the Lenders, the Administrative Agent and all future holders of the Loans. In the case of any waiver, the Group Members, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

(b) If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of Required Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions of Section 11.6), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 11.6(b) for an assignment of Loans or Revolving Commitments, as applicable, which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 11.6(b)(ii)(B).

11.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Administrative Agent, and as set forth in an administrative questionnaire delivered to the Administrative Agent in the case of the Lender, or to such other address as may be hereafter notified by the respective parties hereto; provided that any notice, request or demand to or upon the Administrative Agent or any Lender shall not be effective until received.

If to the Borrower, at:

T-Mobile USA, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Attention: General Counsel

Fax: (425) 383-7040

If to the Administrative Agent, at:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2, Floor 03

Newark, DE, 19713-2107

Attention: Brian Lunger (Transaction Processing Specialist)

Fax: (302) 634-3301

Copied to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue, 24th Floor

New York, NY 10179

Attention: Tasvir Hasan (Credit Risk Management)

Fax: (866) 686-6480

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

11.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder so long as any Obligations are outstanding.

11.5. Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of outside counsel to the Administrative Agent and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Administrative Agent shall deem appropriate, (b) to pay or reimburse each Lender and the Administrative Agent for all its actual out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of one firm of outside counsel to all Lenders and the Administrative Agent, and (c) to pay, indemnify, and hold each Lender and the Administrative Agent and their respective officers, directors, employees, Affiliates, trustees, advisors, agents and controlling persons (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, or remedial actions required or reasonably necessary pursuant to, any Environmental Law applicable to the operations of any Group Member or any of the Properties or the unauthorized use by Persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such Persons and the reasonable fees and expenses of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Group Member under any Loan Document (all the foregoing in this clause (c), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities (i) to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) to the extent arising from any dispute solely among Indemnitees (other than with respect to JPMorgan Chase Bank, N.A. and its officers, directors, employees, Affiliates, trustees, advisors, agents and controlling persons (as Indemnitees), in connection with JPMorgan Chase Bank, N.A. acting in its capacity as Administrative Agent hereunder). Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries not to assert, and hereby waives and agrees to cause its Subsidiaries to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section 11.5 shall be payable not later than ten (10) Business Days after written demand therefor and submission to the Borrower of statements payable by the Borrower pursuant to this Section 11.5 at the address of the Borrower set forth in Section 11.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section 11.5 shall survive repayment of the Loans and all other amounts payable hereunder. This Section 11.5 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

11.6. Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign (other than to any Disqualified Institution) to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for (y) an assignment to a Lender, an affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Person, or (z) any assignment by the Administrative Agent (or its affiliates); and

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to an Assignee that is a Lender, an affiliate of a Lender or an Approved Fund with respect to such Lender immediately prior to giving effect to such assignment, provided that, notwithstanding the foregoing, the consent of the Administrative Agent shall be required for an assignment made by any DT Entity to an affiliate thereof, unless such affiliate is either (i) DT or (ii) Deutsche Telekom International Finance B.V.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitments or Loans, the amount of the Revolving Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that only one such fee shall be payable in respect of contemporaneous assignments to or from related Approved Funds;

(C) the Assignee, if it is not already a Lender, shall deliver to the Administrative Agent an administrative questionnaire; and

(D) in the case of an assignment by a Lender to a CLO that is an Affiliate of the assigning Lender, the assigning Lender shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents, provided that the Assignment and Assumption between such Lender and such CLO may provide that such Lender will not, without the consent of such CLO, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such CLO.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of, and shall be subject to the requirements imposed on it under, Sections 4.9, 4.10, 4.11 and 11.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b)(ii) of this Section, and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations (other than to any Disqualified Institution) to one or more Eligible Assignees (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Revolving Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the proviso to the second sentence of Section 11.1 and (2) directly affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of, and shall be subject to the requirements imposed on it under, Sections 4.9, 4.10, and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.7(b) as though it were a Lender, provided such Participant shall be subject to Section 11.7(a) as though it were a Lender. Each Lender that sells a participation shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement; provided that no Lender shall have any obligation to disclose any portion of such register to any Person except to the extent such disclosure is necessary to establish that the Loans, Revolving Commitment or other interests hereunder or any other Loan Document are in registered form for United States federal income tax purposes.

(ii) A Participant shall not be entitled to receive any greater payment under Section 4.9 or 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 4.10 unless such Participant complies with Section 4.10(e) (which shall apply in the same manner as if such Participant were a Lender).

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent and without regard to the limitations set forth in Section 11.6(b). The Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other Person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) Notwithstanding the foregoing, no assignment may be made or participation sold to a Disqualified Institution, and any such purported assignment or participation shall be null and void and such Disqualified Institution shall have no voting or other rights under this Agreement.

11.7. Adjustments; Set-off.

(a) Except to the extent that this Agreement expressly provides for payments to be allocated to a particular Lender, if any Lender (a “Benefited Lender”) shall, at any time after the Loans and other amounts payable hereunder shall immediately become due and payable pursuant to Section 9, receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set off, pursuant to events or proceedings of the nature referred to in Section 9(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of the Obligations owing to such other Lender, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of the Obligations owing to each such other Lender, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower, as the case may be. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

11.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

11.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

11.12. Submission To Jurisdiction; Waivers. The Borrower, the Administrative Agent and each Lender hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, at its address set forth in Section 11.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 11.12 any special, exemplary, punitive or consequential damages.

11.13. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Administrative Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Administrative Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lender.

11.14. Releases of Guarantees.

(a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by the Lenders (upon five Business Days prior written notice to the Lenders) to take any action requested by the Borrower having the effect of releasing any guarantee obligations, and the Administrative Agent shall take any such action requested by the Borrower in a timely manner, (i) to the extent necessary to permit consummation of any transaction not prohibited by any Loan Document or that has been consented to in accordance with Section 11.1 or (ii) under the circumstances described in paragraph (b) or (c) below.

(b) At such time as the Loans and the other Obligations (other than obligations under or in respect of a Borrower Hedge Agreements Obligation and other contingent Obligations) shall have been paid in full (or cash collateralized in a manner satisfactory to the Administrative Agent), the Revolving Commitments have been terminated and, except as otherwise agreed by the affected Qualified Counterparties, the net termination liability under or in respect of, and other amounts due and payable under, Specified Hedge Agreements at such time shall have been paid in full or secured by a collateral arrangement satisfactory to the Qualified Counterparty in its reasonable discretion, all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Group Member under the Loan Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(c) Upon notice from the Borrower to the Administrative Agent that a Subsidiary Guarantor shall thereafter (x) be considered an Immaterial Subsidiary or a Designated Entity or an Unrestricted Subsidiary or cease to be a Subsidiary in a transaction permitted by the Loan Documents, and (y) be released from its obligations hereunder, such Subsidiary Guarantor shall be automatically released from its guarantee of the Obligations under the Loan Documents, and such Subsidiary Guarantor shall automatically cease to be a Loan Party and Group Member; provided that at the time of any such release and after giving effect to such release, such Subsidiary Guarantor is not otherwise required to be a Guarantor. In connection with any release pursuant to this clause (c), the Administrative Agent shall promptly execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release.

(d) Upon notice from the Borrower to the Administrative Agent that a Discretionary Guarantor shall be released from its obligations hereunder, such Discretionary Guarantor shall be automatically released from its guarantee of the Obligations under the Loan Documents, and such Discretionary Guarantor shall automatically cease to be a Loan Party; provided that at the time of any such release and after giving effect to such release, the Fair Market Value of the Investments (determined in accordance with Section 8.6(b)) in, and Indebtedness of, such Discretionary Guarantor would be permitted under this Agreement and such Discretionary Guarantor is not otherwise required to be a Guarantor. In connection with any release pursuant to this clause (d), the Administrative Agent shall promptly execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release.

11.15. Confidentiality. Each Lender shall hold all nonpublic information regarding Parent and its Subsidiaries and their businesses identified as such by the Borrower and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Borrower that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or the Administrative Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 11.15) on a need to know basis, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein, (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Group Members received by it from the Administrative Agent or any Lender, (iv) disclosure necessary in connection with the defense of any action, suit or investigation brought against a Lender, provided, that such Lender shall make reasonable efforts to provide the Borrower with notice of such disclosure request so that the Borrower may seek a protective order or other appropriate remedy, and (v) disclosures required or requested by any governmental or regulatory agency or representative thereof, and self-regulatory organization or representative thereof, or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Borrower of any request by any governmental agency or representative thereof or any self regulatory organization or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental or regulatory agency) for disclosure of any such non-public information prior to disclosure of such information. The Administrative Agent and each Lender acknowledges that the information received from any Loan Party or any Affiliate thereof relating to any Loan Party or any Affiliate thereof or their respective businesses, other than any such information that is available to the Administrative Agent or Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Affiliate thereof, may include material non-public information concerning the Loan Parties or an Affiliate of the Loan Parties, as the case may be. Notwithstanding anything to the contrary herein, no DT Entity shall have any obligation under this Section 11.15 with respect to any information that (x) was within any DT Entity’s possession or furnished to any DT Entity prior to its being furnished pursuant hereto, (y) is or becomes available to any DT Entity by means other than pursuant to a requirement of this Agreement, or (z) any DT Entity has any right to receive, other than or in addition to any such right under this Agreement.

11.16. [Reserved]

11.17. WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

11.18. Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of the Borrower may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, (i) the aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 8.6 hereof or under one or more clauses of the definition of Permitted Investments, as determined by the Borrower in its discretion and (ii) any Guarantee by the Borrower or any Restricted Subsidiary thereof of any Indebtedness of the Restricted Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Borrower or such Restricted Subsidiary (or both, if applicable) at the time of such designation. That designation will only be permitted if the Investment and/or incurrence of Indebtedness would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of the Borrower may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by sending to the Administrative Agent a certified copy of a resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by Section 8.6 hereof. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Borrower; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Borrower of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under Section 8.2 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following, and as a result of, such designation.

Notwithstanding the foregoing, the Borrower may at any time and from time to time designate any Designated Entity, by written notice to the Administrative Agent, as an Unrestricted Subsidiary,

and any such Subsidiary shall upon such notice immediately be designated and deemed an Unrestricted Subsidiary, without any further action by the Borrower (and, for the avoidance of doubt, shall not require delivery of a resolution of the Board of Directors or of an officers’ certificate) (each, a “Specified Unrestricted Subsidiary Designation”). The aggregate Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in such Designated Entities so designated as Unrestricted Subsidiaries will, as calculated and to the extent permitted by clause (t) of the definition of Permitted Investments, be deemed to be an Investment made as of the time of such Specified Unrestricted Subsidiary Designation under such clause (t), and not reduce the amount available for Restricted Payments under Section 8.6 hereof.

11.19. USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Publ. L. 107-56 (signed into law October 26, 2001)), (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

11.20. Certain Regulatory Requirements. Any provision herein or in any other Loan Document to the contrary notwithstanding, neither the Administrative Agent nor any Lender will take any action pursuant to this Agreement, the Guarantee Agreement, or any other agreement between any Loan Party and the Administrative Agent or such Lender, as applicable, that would constitute or result in any de facto or de jure assignment of an FCC license or transfer of control of any Loan Party, if such assignment of license or transfer of control would require under then existing law (including the written rules and regulations promulgated by, and published policies of, the FCC), the prior approval of the FCC, without first obtaining such approval of the FCC.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

T-MOBILE USA, INC.

By:	/S/ David A. Miller
	Name:	David A. Miller
	Title:	Executive Vice President, General Counsel, and Secretary

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By:	/s/ Tasvir Hasan
Name:	Tasvir Hasan
Title:	Vice President

Signature Page to Credit Agreement

DEUTSCHE TELEKOM AG as Lender

By:	/s/ Igor Soczynski
Name:	Igor Soczynski
Title:	VP Treasury

By:	/s/ Dirk Wehrse
Name:	Dirk Wehrse
Title:	VP Treasury

Signature Page to Credit Agreement

Annex A

PRICING GRID FOR LOANS AND COMMITMENT FEES

Pricing Level	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Commitment Fee Rate
I	250 bps	150 bps	25.0 bps
II	275 bps	175 bps	37.5 bps
III	300 bps	200 bps	50.0 bps

The Applicable Margin for Loans and the Commitment Fee Rate shall be adjusted, based on changes in the Debt to Cash Flow Ratio, with such adjustments to become effective on the date (the “Adjustment Date”) that is three Business Days after the date on which the relevant financial statements are delivered to the Lenders pursuant to Section 7.1 and to remain in effect until the next adjustment to be effected pursuant to this paragraph. If any financial statements referred to above are not delivered within the time periods specified in Section 7.1, then, until the date that is three Business Days after the date on which such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. On each Adjustment Date, the Applicable Margin for Loans and the Commitment Fee Rate shall be adjusted to be equal to the Applicable Margins and Commitment Fee Rate opposite the Pricing Level determined to exist on such Adjustment Date from the financial statements relating to such Adjustment Date.

As used herein, the following rules shall govern the determination of Pricing Levels on each Adjustment Date:

“Pricing Level I” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is less than or equal to 1.50 to 1.00.

“Pricing Level II” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is less than or equal to 2.50 to 1.00 but greater than 1.50 to 1.00.

“Pricing Level III” shall exist on an Adjustment Date if the Debt to Cash Flow Ratio for the relevant period is greater than 2.50 to 1.00.

Annex A